EXHIBIT 10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and shareholders of Norsk Hydro ASA
Oslo, Norway

We have audited the consolidated balance sheets of Norsk Hydro ASA and subsidiaries as of December 31, 2003 and 2002, and the related consolidated income statements, statements of comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the schedule to the consolidated financial statements included at Item 19(a). As described in Note 1 to the consolidated financial statements, these financial statements and the financial statement schedule have been prepared on the basis of accounting principles generally accepted in the United States of America. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Norsk Hydro ASA and subsidiaries as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for asset retirement obligations in 2003 and goodwill and other intangible assets in 2002 to conform to newly adopted accounting principles.

Deloitte Statsautoriserte Revisorer AS

Oslo, Norway

     March 2, 2004, except for Notes 1 and 2, as to which the date is June 30, 2004

Hydro Annual Report 2003
Consolidated financial statements

Consolidated income statements

Norsk Hydro ASA and subsidiaries

Year ended 31 December,		2003	2003	2002	2001
Amounts in million (except per share amounts)	Notes	NOK	EUR*)	NOK	NOK

Operating revenues	5	171,782	20,468	167,040	152,999

Raw materials and energy costs		101,320	12,072	103,711	94,741
Payroll and related costs	7, 20	21,785	2,596	20,333	17,237
Depreciation, depletion and amortization	5, 15, 16	15,093	1,798	13,912	12,273
Other	7, 25	9,326	1,111	9,253	6,744
Restructuring costs	6	–	–	(10)	921

Operating costs and expenses		147,524	17,577	147,199	131,916

Operating income	5	24,258	2,891	19,841	21,083
Equity in net income of non-consolidated investees	5, 13	1,229	146	33	566
Financial income (expense), net	8, 11, 24	201	24	1,935	(762)
Other income (expense), net	5, 9	(1,212)	(145)	219	578

Income before taxes and minority interest		24,476	2,916	22,028	21,465
Income tax expense	10	(13,937)	(1,661)	(13,278)	(13,750)
Minority interest		148	18	15	177

Income before cumulative effect of change in accounting principle		10,687	1,273	8,765	7,892
Cumulative effect of change in accounting principle		281	34	–	–

Net income		10,968	1,307	8,765	7,892

Earnings per share before change in accounting principle	3	41.50	4.94	34.00	30.50
Earnings per share	3	42.60	5.08	34.00	30.50

Consolidated statements of comprehensive income**)
Net income		10,968	1,307	8,765	7,892

Net unrealized gain (loss) on securities available-for-sale	3	–	–	(31)	41
Minimum pension liability adjustment	3	(113)	(13)	(323)	(397)
Net investment hedge	3	(333)	(40)	1,333	89
Cash flow hedges	3	35	4	979	136
Net foreign currency translation adjustments	3	4,856	579	(7,207)	(794)

Total other comprehensive income (loss), net of tax	3	4,445	530	(5,249)	(925)

Comprehensive income, net of tax		15,413	1,837	3,516	6,967

*)	Presentation in euro is a convenience translation based on the exchange rate at 31.12.2003, which was 8.3928 (unaudited).
**)	Changes in shareholders’ equity include net income together with other changes not related to investments by and distribution to shareholders. (See Note 3).

The accompanying notes are an integral part of the consolidated financial statements.

Hydro Annual Report 2003
Consolidated financial statements

Consolidated balance sheets

Norsk Hydro ASA and subsidiaries

31 December,		2003	2003	2002
Amounts in million	Notes	NOK	EUR*)	NOK

Assets
Cash and cash equivalents		15,249	1,817	5,965
Other liquid assets	11	1,581	188	2,647
Accounts receivable, less allowances of 1,484 and 1,102		27,271	3,249	25,280
Inventories	12	17,350	2,068	17,232
Prepaid expenses and other current assets		12,965	1,545	13,055
Current deferred tax assets	10	1,267	151	2,218

Current assets	5	75,683	9,018	66,397

Non-consolidated investees	13	12,711	1,515	11,499
Property, plant and equipment, less accumulated depreciation, depletion and amortization	15	114,998	13,702	112,342
Prepaid pension, investments and other non-current assets	14, 16, 20	14,387	1,714	15,081
Deferred tax assets	10	850	101	1,892

Non-current assets	5	142,946	17,032	140,814

Total assets	5	218,629	26,050	207,211

Liabilities and shareholders’ equity
Bank loans and other interest-bearing short-term debt	17	5,569	664	7,306
Current portion of long-term debt	19	1,242	148	1,958
Other current liabilities	18	42,890	5,110	38,331
Current deferred tax liabilities	10	638	76	262

Current liabilities		50,339	5,998	47,857

Long-term debt	19	28,568	3,404	30,902
Accrued pension liabilities	20	9,533	1,136	8,385
Other long-term liabilities	21	8,004	954	6,248
Deferred tax liabilities	10	33,445	3,984	36,809

Long-term liabilities		79,550	9,478	82,344

Minority shareholders’ interest in consolidated subsidiaries		660	79	1,143

Share capital	3	5,332	635	5,332
Additional paid-in capital	3	15,071	1,796	15,088
Retained earnings	3	71,516	8,522	63,260
-Treasury stock	3	(3,523)	(420)	(3,052)
Accumulated other comprehensive income (loss)	3	(316)	(38)	(4,761)

Shareholders’ equity	3	88,080	10,495	75,867

Total liabilities and shareholders’ equity		218,629	26,050	207,211

*)	Presentation in euro is a convenience translation based on the exchange rate at 31.12.2003, which was 8.3928 (unaudited).
The accompanying notes are an integral part of the consolidated financial statements.

Hydro Annual Report 2003
Consolidated financial statements

Consolidated statements of cash flows

Year ended 31 December,		2003		2003	2002	2001
Amounts in million	Notes	NOK		EUR*)	NOK	NOK

Operating activities:
Net income		10,968		1,307	8,765	7,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	5	15,093		1,798	13,912	12,273
Restructuring costs	6	-		-	(10)	921
Equity in net income of non-consolidated investees	5, 13	(1,229)		(146)	(33)	(566)
Dividends received from non-consolidated investees		594		71	414	472
Deferred taxes	10	(1,618)		(193)	(619)	(313)
Loss (gain) on sale of non-current assets		(835)		(99)	823	(937)
Loss (gain) on foreign currency transactions	8	(1,035)		(123)	(3,262)	416
Net sales (purchases) of trading securities		245		29	616	(112)
Other		2,222	1)	265	450	773
Working capital changes that provided (used) cash:
Receivables		(1,216)		(145)	(1,959)	3,627
Inventories		(111)		(13)	1,758	1,894
Prepaid expenses and other current assets		1,758		209	(1,777)	(355)
Other current liabilities		(258)		(31)	2,707	187

Net cash provided by operating activities		24,578		2,928	21,785	26,172

Investing activities:
Purchases of property, plant and equipment		(15,467)		(1,843)	(19,573)	(14,348)
Purchases of other long-term investments		(1,017)		(121)	(18,104)	(1,663)
Net sales (purchases) of short-term investments		1,142		136	(1,154)	42
Proceeds from sales of property, plant and equipment		941		112	908	629
Proceeds from sales of other long-term investments		6,561		782	1,477	659

Net cash used in investing activities		(7,840)		(934)	(36,446)	(14,681)

Financing activities:
Loan proceeds		298		35	707	408
Principal repayments		(5,342)		(636)	(4,196)	(2,865)
Ordinary shares purchased	3	(555)		(66)	-	(1,155)
Ordinary shares issued		77		9	70	92
Dividends paid	3	(2,711)		(323)	(2,576)	(2,470)

Net cash used in financing activities		(8,233)		(981)	(5,995)	(5,990)

Foreign currency effects on cash flows		779		93	(527)	(119)

Net increase (decrease) in cash and cash equivalents		9,284		1,106	(21,183)	5,382
Cash and cash equivalents at beginning of year		5,965		711	27,148	21,766

Cash and cash equivalents at end of year		15,249		1,817	5,965	27,148

Cash disbursements were made for:
Interest (net of amount capitalized)		1,135		135	1,363	357
Income taxes		16,211		1,932	13,935	14,006

*)	Presentation in euro is a convenience translation based on the exchange rate at 31 December 2003, which was 8.3928 (unaudited).
1)	Includes non-cash charge relating to an expected state grant pertaining to an asset removal obligation of NOK 2,207 million.
The accompanying notes are an integral part of the consolidated financial statements.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Notes to
the consolidated financial statements

Norsk Hydro ASA and subsidiaries

1. Summary of Significant Accounting Policies

The consolidated financial statements of Norsk Hydro ASA and its subsidiaries (Hydro) prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) are included on pages 88 to 90. Financial statement preparation requires estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as disclosures of contingencies. Actual results may differ from estimates.

     The accompanying notes include disclosures required by US GAAP and are an integral part of the financial statements.

Consolidation

The consolidated financial statements include Norsk Hydro ASA and subsidiary companies where Hydro controls directly or indirectly more than 50 percent of the voting interests. In certain circumstances, Hydro may control an entity through contractual arrangements or other means. Currently, Hydro does not have any consolidated subsidiaries based on means other than majority of voting rights. All significant intercompany transactions and balances have been eliminated.

     Investments in companies (non-consolidated investees) in which Hydro exercises significant influence are accounted for using the equity method. The equity method involves showing the investment at Hydro’s share of the equity in the investee, including any excess values or goodwill. Hydro’s share of net income, including depreciation and amortization of excess values, is included in Equity in net income of non-consolidated investees. Material unrealized profits resulting from transactions with an investee is eliminated.

     Significant influence normally exists when Hydro has a substantial ownership interest of 20 to 50 percent of voting shares. Hydro uses the equity method for a limited number of investees where Hydro owns less than 20 percent of the voting rights, based on an evaluation of the governance structure in each investee. In corporate joint ventures, special voting rights in some companies give each of the partners decision rights that exceeds what normally follows from the ownership share. This may be in form of a specific number of board representatives, in the form of right of refusal for important decisions, or by requiring a qualified majority for all or most of the important decisions. Participation in joint ventures are accounted for using the equity method, except for jointly controlled assets where the partners have an undivided interest. These and other participation in joint ventures in the upstream oil- and gas business are accounted for using the pro rata method.

     Hydro reviews non-consolidated investees for impairment if indications of loss in value is identified. As Hydro’s non-consolidated investees generally are not listed on a stock exchange or regularly traded, our impairment review for such investees can only in rare cases be based on market prices. Impairment indications may be operating losses, or adverse market conditions. Fair value of the investment is estimated based on valuation model techniques. If it is considered probable that the fair value of the investee is below Hydro’s carrying value, the investment is written down as impaired.

Business Combinations

Acquisitions are accounted for using the purchase method. See note 2 for a description of significant acquisitions and disposals during the past three years. All business combinations are accounted for as acquisitions (purchase accounting). Purchase accounting involves recording assets and liabilities of the acquired company at their fair value at the time of acquisition. Any excess of purchase price over fair value is recorded as goodwill. When the ownership interest in a subsidiary is less than 100 percent, the recorded amount of assets and liabilities acquired reflect only Hydro’s relative share of excess values.

Foreign Currency Translation

The financial statements, including any excess values, of foreign operations are translated using exchange rates at year end for the balance sheet, and average exchange rates for the income statement. Translation gains and losses, including effects of exchange rate changes on transactions designated as hedges of net foreign investments, are included in Other comprehensive income.

Foreign Currency Transactions

Realized and unrealized gains or losses on transactions, assets and liabilities denominated in a currency other than the functional currency which do not qualify for hedge accounting treatment are included in net income.

Revenue Recognition

Revenue from sales of products, including products sold in international commodity markets, is recognized when ownership passes to the customer. Generally, this is when products are delivered or shipped. Certain contracts specify price determination in a later period. In these cases, the revenue is recognized in the period prices are determinable. Rebates and incentive allowances are deferred and recognized in income upon the realization or at the closing of the rebate period. In arrangements where Hydro acts as an agent, such as commission sales, only the net commission fee is recognized as revenue.

     Revenues from the production of oil and gas are recognized on the basis of the company’s net working interest, regardless of whether the production is sold (entitlement method). The difference between Hydro’s share of produced volumes and sold volumes is not material.

     Trading of physical commodities which are not net settled is presented on a gross basis in the income statement. Activities related to the trading of derivative commodity instruments and physical commodities where net settlement occurs, are reported on a net basis, with the margin included in operating revenues.

Cash and Cash Equivalents

Cash and cash equivalents include cash, bank deposits and all other monetary instruments with a maturity of less than three months at the date of purchase.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Other Liquid Assets

Other liquid assets include bank deposits and all other monetary instruments with a maturity between three and twelve months at the date of purchase and Hydro’s current portfolio of marketable equity and debt securities. The securities in this portfolio are considered trading securities and are valued at fair value. The resulting unrealized holding gains and losses are included in financial income and expense. Investment income is recorded when earned.

Inventories

Inventories are valued at the lower of cost, using the first-in, first-out method (FIFO), or net realizable value. Cost includes direct materials, direct labor and the appropriate portion of production overhead or the price to purchase inventory.

Investments

Investments include Hydro’s portfolio of long-term marketable equity securities in which there is less than 20 percent ownership. The portfolio is considered available-for-sale securities and is valued at fair value. The resulting unrealized holding gains and losses, net of applicable taxes, are credited or charged to Other Comprehensive Income and accordingly do not affect net income. Other investment income is recorded when earned.

Property, Plant and Equipment

Property, plant and equipment is carried at historical cost less accumulated depreciation, depletion and amortization. If a legal obligation for the retirement of a tangible long-lived asset is incurred, the carrying value of the related asset is increased by the estimated fair value of the asset retirement obligation upon initial recognition of the liability. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If necessary, a write-down (impairment) to fair value is recorded based upon the criteria in Statement of Financial Accounting Standards (SFAS) 144.

Periodic maintenance and repairs applicable to production facilities are accounted for on an accrual basis. Normal maintenance and repairs for all other properties are expensed as incurred. Major replacements and renewals that materially extend the life of properties are capitalized and any assets replaced are retired.

Capitalized Interest Interest is capitalized as part of the historical cost of major assets constructed.

Leased Assets Leases which provide Hydro with substantially all the rights and obligations of ownership are accounted for as capital leases. Such leases are valued at the present value of minimum lease payments or fair value if lower, and recorded as assets under property, plant and equipment. The liability is included in long-term debt. The assets are subsequently depreciated and the related liabilities are reduced by the amount of the lease payments less the effective interest expense. Other leases are accounted for as operating leases with lease payments recognized as an expense over the lease term.

Environmental Expenditures Environmental expenditures which increase the life, capacity, or result in improved safety or efficiency of a facility are capitalized. Expenditures that relate to an existing condition caused by past operations are expensed. Liabilities are recorded when environmental assessments or clean-ups are probable and the cost can be reasonably estimated.

Exploration and Development Costs of Oil and Gas Reserves Hydro uses the “successful efforts” method of accounting for oil and gas exploration and development costs. Exploratory costs, excluding the costs of exploratory wells and acquired exploration rights, are charged to expense as incurred. Drilling costs for exploratory wells are capitalized pending the determination of the existence of proved reserves. If reserves are not found, the drilling costs are charged to operating expense.

For complicated offshore exploratory discoveries, it is not unusual to have exploratory well costs remain suspended on the balance sheet for several years while we perform additional appraisal work, evaluate the optimum development plans and timing, and secure final regulatory approvals for development. Once the exploration drilling demonstrates that sufficient quantities of reserves have been discovered, continued capitalization is dependent on project reviews, which take place periodically and no less frequently than every quarter, to ensure that satisfactory progress toward ultimate development of the reserves is being achieved.

Costs relating to acquired exploration rights are allocated to the relevant areas, and charged to operating expense upon determination that proved reserves will not be found in the area. Each block or area is assessed separately, based on exploration experience and management’s judgment. To the extent that Hydro uses future net cash flows to evaluate unproved properties for impairment, the unproved reserves are risk adjusted before estimating future cash flows associated with those resources. All development costs for wells, platforms, equipment and related interest are capitalized. Preproduction costs are expensed as incurred.

Depreciation, Depletion and Amortization Depreciation is determined using the straight line method with the following rates:

Machinery and equipment	5 – 25 percent
Buildings	2 – 5 percent
Other	10 – 20 percent

Producing oil and gas properties are depreciated as proved developed reserves are produced using the unit-of-production method calculated by individual field.

     Depreciation and depletion expense includes accretion of discounted asset retirement obligations.

Intangible Assets

Intangible assets acquired individually or as a group are recorded at fair value when acquired. Intangible assets acquired in a business combination are recognized at fair value separately from goodwill when they arise from contractual or legal rights or can be separated from the acquired entity and sold or transferred. Intangible assets with finite useful lives are amortized on a straight line basis over their benefit period. Intangible assets determined to have indefinite useful lives are not amortized until a finite life can be determined. These intangible assets are subject to impairment testing on an annual basis.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

Goodwill

When a business is acquired, purchase price in excess of the identified fair value of assets and liabilities is accounted for as goodwill. Under SFAS 142, goodwill is no longer systematically amortized, but reviewed at least annually for impairment. Goodwill is recorded at the reporting unit level (for Hydro this is the sector level. See note 5 for a description of sectors). The impairment test requires fair value of the sector to be compared to the carrying value of the sector.

Oil and Gas Royalty

Oil and gas revenue is recorded net of royalties payable.

Shipping costs

Shipping and handling costs are included in Other operating expenses. Shipping and handling cost invoiced to customers are included in Operating revenues.

Research and Development

Research and development costs are expensed as incurred.

Other Income (Expense), net

Transactions resulting in income or expense which are material in nature and from sources other than normal production and sales operations are classified as other income and expense.

Income Taxes

Deferred income tax expense is calculated using the liability method in accordance with SFAS 109. Under this method, deferred tax assets and liabilities are measured based on the differences between the carrying values of assets and liabilities for financial reporting and their tax basis which are considered temporary in nature. Deferred income tax expense represents the change in deferred tax asset and liability balances during the year except for deferred tax related to items charged directly to equity. Changes resulting from amendments and revisions in tax laws and tax rates are recognized when the new tax laws or rates become effective.

     Hydro recognizes the effect of uplift, a special deduction for petroleum surtax in Norway, at the investment date. Deferred taxes are not provided on undistributed earnings of most subsidiaries, as such earnings are deemed to be indefinitely reinvested.

Derivative Instruments

Derivative financial instruments are marked to their market value with the resulting gain or loss reflected in net financial expense, except when the instruments meet the criteria for hedge accounting. See Note 24 for the balance sheet classification of these instruments.

Forward currency contracts and currency options are marked to their market value at each balance sheet date with the resulting unrealized gain or loss recorded in Financial income (expense), net.

Interest rate and foreign currency swaps Interest income and expense relating to swaps are netted and recognized as income or expense over the life of the contract. Foreign currency swaps are translated into Norwegian kroner at applicable exchange rates as of the balance sheet date with the resulting unrealized exchange gain or loss recorded in Financial income (expense), net.

Derivative Commodity Instruments Instruments are marked-to-market with their fair value recorded in the balance sheet as either assets or liabilities. Adjustments for changes in the fair value of the instruments are reflected in the current period’s revenues and/or operating costs, unless the instrument is designated as a hedging instrument, and qualifies for hedge accounting.

     Hedge accounting is applied when specific hedge criteria are met. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. For cash flow hedges, gains and losses on the hedging instruments are deferred in Other Comprehensive Income (OCI) until the underlying transaction is recognized in earnings. When it is determined that a forecasted hedged transaction is not probable to occur, all the corresponding gains and losses deferred in OCI are immediately recognized in earnings. Any amounts resulting from hedge ineffectiveness for both fair value and cash flow hedges are recognized in current period’s earnings. For fair value hedges, both the changes in the fair value of the designated derivative instrument and the changes in the fair value of hedged item are recognized currently in earnings.

     Energy contracts are accounted for according to EITF 02-3 Energy Contracts. This standard requires energy contracts that meet the definition of a derivative according to SFAS133 “Accounting for Derivative Instruments and Hedging Activities” and are held for trading, be recorded in the balance sheet at fair value. Changes in the fair value are recorded to earnings for each period unless specific hedge criteria are met. Fair values are based on quoted market prices. Energy contracts that do not meet the criteria of EITF 02-3 are recorded at the lower of historical cost and fair market value. Prior to 2003, energy contracts were measured at fair value in accordance EITF 98-10 “Accounting for Contracts Involved in Energy Trading and Risk Management Activities”.

     Certain derivative commodity instruments require daily cash settlements, principally London Metal Exchange (LME) futures and options, and oil futures. LME options also involve an initial receipt or payment of a premium and give rise to delivery of an agreed amount of cash if the option is exercised. Most other financial and commodity instruments have a cash effect at settlement date, which are included in the Statements of Cash Flows under operating activities when incurred.

Stock-based Compensation

     Hydro accounts for stock based compensation in accordance with Accounting Principles Board (APB) Opinion 25 as interpreted by FIN 28 and provides disclosures required under SFAS 123. For variable awards and awards settled in cash, compensation cost is measured at the end of each period as the amount by which the market price of the Company’s shares exceeds the price of the options. For

Hydro Annual Report 2003
Notes to the consolidated financial statements

variable and cash settled awards where vesting depends on achieving a specified improvement in Hydro’s share price, compensation cost is measured when it is probable the performance criteria will be met. Compensation is charged to expense over the periods the employee performs the related services.

     Hydro also offers treasury shares to employees at discounted prices to encourage share ownership. Issuance of treasury shares at a discount to employees results in a charge to compensation expense based on the difference between the market value of the share at the date of issuance and the price paid by employees.

Employee Retirement Plans

Pension costs are calculated in accordance with SFAS 87 and SFAS 88. Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Accumulated gains and losses in excess of 10 percent of the greater of the benefit obligation or the fair value of assets are amortized over the remaining service period of active plan participants.

Change in Accounting Principles

Asset Retirement Obligations Effective 1 January 2003, Hydro adopted “Financial Accounting Standards No 143 Accounting for Asset Retirement Obligations” (SFAS 143). This Statement requires that the estimated fair value of asset retirement obligations be recorded in the Company’s balance sheet in the period in which it is incurred; accordingly, obligations for oil and gas installations are recognized at the start of production. Related asset retirement costs are capitalized as part of the carrying value of the long-lived asset, while the liability is accreted for the change in its present value each reporting period, and the associated asset retirement costs are depreciated over the useful life of the related long-lived asset. As a result of the new accounting standard, a positive after-tax effect of NOK 310 million was recorded as “cumulative effect of change in accounting principles” in the Company’s results of 2003. For further information see note 21.

Energy contracts Effective 1 January 2003, Hydro adopted EITF 02-3 “Recognition and Reporting of Gains and Losses on Energy Contracts”. This standard requires only energy contracts that meet the definition of a derivative according to SFAS133 “Accounting for Derivative Instruments and Hedging Activities” and are held for trading, be recorded in the balance sheet at fair value. Other energy contracts are recorded at the lower of historical cost and fair market value. This change applies to contracts entered into before 25 October, 2002. For contracts entered after 25 October, 2002, the regulation applied from initial recognition. As a result of the new regulation, a negative after-tax effect of NOK 29 million was recorded as “cumulative effect of change in accounting principles” in the Company’s results of 2003.

Exit costs Effective 1 January 2003, Hydro adopted Financial Accounting Standards No 146 “Accounting for Costs Associated with Exit or Disposal Activities”. The standard supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, and changed accounting for costs related to closing and restructuring an activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, not at the date of an entity’s commitment to an exit plan. Termination benefits for involuntary termination of employees that are not required to render services beyond a minimum retention period are expensed at communication to the employees.

Guarantees In November 2002, FASB issued Interpretation (FIN) 45 “Guarantor´s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. This Interpretation clarifies certain elements related to measurement and disclosure of guarantees, including product warranties. The interpretation clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The recognition and measurement provisions are applicable to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not materially impacted Hydro’s results of operations and financial position.

     Effective 1 January, 2002, Hydro adopted the Financial Accounting Standards No 141 “Business Combinations” (SFAS 141), and Statement No 142, “Goodwill and Other Intangible Assets” (SFAS 142). Under SFAS 142, goodwill is no longer systematically amortized but reviewed at least annually for impairment. Goodwill is allocated to reporting units (for Hydro this is the sector level. See note 5 for a description of sectors). At transition, impairment tests comparing the fair value of sectors with goodwill to the carrying value of the net assets of the respective sectors were performed. SFAS 142 continues the requirement to amortize intangible assets over their estimated useful life. However, if the useful life is determined to be indefinite, no amortization is recognized and the value of the intangible asset is assessed for impairment similar to goodwill. See Note 16 for further information.

     Effective 1 January, 2002, Hydro also adopted the Financial Accounting Standards No 144 “Accounting for Impairment or Disposal of Long-Lived Assets”. This standard supercedes SFAS 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. SFAS 144 applies to all long-lived assets, including discontinued operations. In addition, it expands the scope for the presentation of discontinued operations to include all components of an entity with operations that are distinguishable and will be eliminated in a disposal transaction.

     Effective 1 January, 2001, Hydro adopted the Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), as amended by SFAF 138. See further discussion in Note 24.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

Reclassifications

Certain amounts in previously issued consolidated financial statements were reclassified to conform with the 2003 presentation.

New Pronouncements

Consolidation of Variable Interest Entities Issued in January 2003 and revised in December 2003, FASB Interpretation 46 “Consolidation of Variable Interest Entities” (FIN 46R) clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Final Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support (variable interest entities or VIE’s). The Interpretation provides guidance for determining which party retains the controlling financial interest when the controlling financial interest is achieved through arrangements other that voting interests. As Hydro does not have a controlling interest in so called Special Purpose Entities, or VIE’s created since January 31, 2003, application of the Interpretation is required in its financial statements ending March 31, 2004.

Hydro has identified one arrangement that is deemed VIE. Hydro is involved with Slovalco, an aluminium smelter in Slovakia. Hydro has a supply agreement with Slovalco providing alumina and a right and obligation to purchase approximately 60 percent of its total aluminium production at market price. Hydro owns 20 percent of the shares in the company, and 40 percent of the voting rights. A put and a call option arrangement with another shareholder entered into in 2001, expiring in the period 2005 to 2006, may result in Hydro owning up to 65 percent of Slovalco, and is the main reason for considering Slovalco as a variable interest entity.

Hydro consolidates Slovalco as from 1 January 2004. Assets, liabilities and the 80 percent non-controlling interests are measured based on fair values when the option arrangement was entered into in 2001, carried forward to 1 January 2004. As of 1 January 2004, total assets were NOK 2,182 million, liabilities were NOK 725 million and minority interests were NOK 1,165 million. The difference between Hydro’s interest in Slovalco consolidated under the regulation in FIN 46R, and Hydro’s interest in Slovalco accounted for under the equity method at the end of 2003 was immaterial.

Classification of oil and gas mineral rights. A discussion is currently ongoing within the oil industry regarding classification of oil and gas mineral rights. Hydro reports these assets as part of Property, Plant and Equipment. The industry’s current practice as to proper classification of acquisition of contractual mineral interests under SFAS 141 “Business Combinations” and SFAS 142 “Goodwill and Intangible Assets” has been questioned. The Financial Accounting Standards Board (FASB) has issued FASB Staff Position Nos. FAS 141-1 and FAS 142-1, addressing certain aspects of this discussion. In addition, EITF 04-2 addresses a related issue, whether mineral rights are tangible or intangible assets, concluding that such assets are tangible assets. Furthermore, mineral rights are required to be separately disclosed in reporting periods beginning after 31 March, 2004. However, this statement applies only to mining entities, while oil- and gas-producing entities within the scope of SFAS 19 are excluded. The EITF has included the topic for oil and gas-producing entities on its agenda as Issue No. 03-S, stating that consideration of this issue will be consistent with the approach taken with regard to mineral rights related to mining enterprises. Thus, further authoritative guidance on the issue is expected.

The majority of Hydro’s oil and gas producing fields and fields under development are offshore fields. Development of these fields involves installations and production facilities tailored to each development. Hydro reports acquired resources in developed fields and assets related to the development of these fields on a combined basis.

Hydro has made one significant acquisition of mineral interests - in oil and gas properties subsequent to the implementation of SFAS 141 and FAS 142 in 2001: the acquisition in May 2002 of increased interests in certain oil and gas producing fields and fields under development on the Norwegian Continental Shelf (NCS) from the Norwegian State. The acquired interests, including offshore production platforms, wells and equipment, were recorded as Property, Plant and Equipment in the consolidated balance sheet, of which mineral interests in oil and gas properties were NOK 1.5 billion, all of which was assigned to proved reserves in producing fields and fields in development phase. Should new accounting guidance require hydrocarbon reserves obtained in acquisitions of oil in and gas properties to be reported separately, either as tangible or intangible assets, the maximum amount Hydro would reclassify in accordance with such guidance is approximately NOK 1.3 billion as of December 31, 2003, and NOK 1.4 billion as of December 31, 2002. The determination of these amounts is based on Hydro’s current understanding of this issue. A reclassification would not be expected to change Hydro’s results of operations or cash flows. Hydro will continue to classify these assets as part of Property, Plant and Equipment until authoritative guidance is provided.

Hydro Annual Report 2003
Notes to the consolidated financial statements

2.	Demerger, business combinations and dispositions

In November 2003, the board of directors of Hydro entered into a demerger plan, providing for the agri activities to be transferred to a newly formed company, Yara International ASA, which were to be listed at the Oslo Stock Exchange. The demerger plan was approved in the extraordinary general meeting in Hydro on 15 January 2004, and was completed at 24 March 2004. The demerger had financial effect from 1 October 2004. From this date, Yara International ASA assumed the risk of the agri activities. In the demerger, substantial assets and liabilities, including subsidiaries and non-consolidated investees, were transferred to Yara. As a result of the demerger, Hydro’s share capital was reduced by 8.5 percent, equal to the estimated relative value of the transferred agri activities compared to the retained activity in Hydro. Hydro’s shareholders at the demerger completion date received shares in Yara International ASA equal to 80 percent of the to total value of Yara, based on valuation at the time of the demerger plan (November 2003). The remaining shares in Yara International ASA were owned by Norsk Hydro ASA. Hydro has sold its share holdings in Yara after the demerger. The demerger was accounted for with continuity in carrying values. Hydro has not recognized any gain, or received any proceeds, from the demerger. Hydro received proceeds, and recognized a gain of NOK 530 million, from sale of its 20 percent ownership in Yara in March 2004 based on Hydro’s cost, NOK 2,048 million, from establishing the company.

The table below illustrates how assets and liabilities are distributed between Hydro and Yara as of 31 December 2003:

		Adjust-	Yara after	Hydro after
Amounts in NOK million	Hydro	ments	demerger	demerger

Current assets	75,683	8,173	14,161	69,695
Non-current assets	142,946	2,048	11,778	133,216

Total assets	218,629	10,221	25,939	202,911

Current liabilities	50,339	8,173	13,929	44,583
Long-term liabilities	79,550	-	3,065	76,485
Minority interests	660	-	96	564
Shareholders’ equity	88,080	2,048	8,849	81,279

Total liabilities and shareholders’ equity	218,629	10,221	25,939	202,911

Hydro’s net interest bearing debt as of 31 December was NOK 18.5 billion. Based on distribution of assets and liabilities between Hydro and Yara illustrated above, Hydro’s and Yara’s net interest bearing debt after demerger would have been NOK 10.9 billion and NOK 7.6 billion, respectively.

The following pro forma information illustrates Hydro as if the demerger had been completed at the beginning of 2002.

Amounts in NOK million	2003	2002

Operating revenues	136,279	136,114
Operating income	21,499	17,667
Income before tax and minority interests1)	20,890	19,410
Income tax expense	12,851	12,420
Net income	8,471	7,016

Earnings per share	32.90	27.20

1)	Income before tax and minority interests for 2003 includes a negative non-recurring item of NOK 2,207 million, and income tax expense for 2003 includes a positive non-recurring item of NOK 2,380 million, both related to changes in the tax regulation for future costs for removal of oil and gas installations on the Norwegian continental shelf after completed production.

The pro forma information is based on the following adjustments: Results, assets and liabilities related to activities which, according to the demerger plan have been transferred to Yara are excluded from the pro forma information for Hydro above. The activities transferred are not identical with the activities reported as the business area Hydro Agri in Hydro’s segment reporting. Pro forma information is based on regulations from the US Securities and Exchange Commission (SEC). Adjustments are made for changes that are directly attributable to the transaction, are factually supportable, and have an ongoing effect. Hydro’s general and overhead costs, joint use of assets and similar costs previously charged to Hydro Agri, are excluded from the pro forma information only to the extent such costs will be reduced as a direct consequence of the demerger. Similarly, interest expense is reduced only to the extent it is related to external loans which were transferred to Yara in the demerger. In connection with the demerger, Hydro acquired a receivable of NOK 8.1 billion as of the demerger effective date (1 October, 2003), which fell due at the demerger completion. This receivable is included in the balance sheet information above. No pro forma adjustments for interest income related to this receivable have been included, as no decision has been made with regard to Hydro’s use of the proceeds. Hydro’s tax expense exclusive of demerged activities has been calculated to indicate the tax expenses related to remaining activities. All significant effects of tax consolidation with Yara have been eliminated. Generally, there is a higher degree of uncertainty for pro forma financial information than for historical financial information. The pro forma information does not necessarily reflect what the results of operations would have been had the demerger been completed at an earlier date.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

During the three years ended 31 December, 2003, Hydro entered into the following significant business combinations and dispositions.

2003 Acquisitions No major acquisitions were agreed or completed during 2003.

2003 Dispositions During 2003, Hydro sold non-core subsidiaries and ownership interests for a total consideration of NOK 7.0 billion. The dispositions resulted in a total pretax gain of NOK 995 million. In September 2002, A/S Korn- og Foderstof Kompagniet (KFK) entered into agreements to sell its Swedish feed and grain activities for approximately NOK 450 million. The sale was completed in January 2003 after approval from competition authorities. In December 2002, Hydro entered into an agreement for the sale of the Flexible Packaging unit for a total consideration of approximately NOK 3 billion. Flexible Packaging was acquired as part of the VAW acquisition in first quarter 2002, and is part of Other activities. The transaction was completed in April 2003, and did not result in any significant gain or loss. In June, Hydro transferred its interest in Sundsfjord Kraft ANS in exchange for 20.2 percent of the shares of SKS Produksjon AS resulting in a gain of NOK 326 million. In July, Hydro entered into an agreement for the sale of Carmeda AB, for approximately NOK 180 million, resulting in a gain of NOK 139 million. In September, Hydro entered into an agreement to sell its stake in Skandinaviska Raffinaderi AB (Scanraff) for approximately NOK 1.3 billion. The sale was completed in December, resulting in a gain of NOK 490 million. In December, Hydro entered into an agreement to sell 80.1 percent of Pronova Biocare for NOK 165 million. The sale was completed in January 2004, resulting in a gain of approximately NOK 100 million.

2002 Acquisitions On March 19, 2002, Hydro entered into an agreement with the Norwegian State to purchase interests in eight oil and gas licenses on the Norwegian continental shelf. This transaction increased Hydro’s interests in the Oseberg, Tune and Grane fields, where Hydro is operator, to 34, 40 and 38 percent, respectively. The transaction was completed and is reflected in Hydro’s operating results from the acquisition date of May 10, 2002. The agreement was effective from January 1, 2002. However, net cash flows relating to these operations prior to the acquisition date have been allocated as a reduction of the purchase price. Hydro paid NOK 3.45 billion for the license interests.

     In January, 2002, Hydro entered into an agreement to purchase all the outstanding shares of the German group VAW aluminium AG, a leading aluminium company in Europe. The acquisition was completed on March 15, 2002. VAW had operations in more than 20 countries. The major part of these activities were located in the EU in addition to important operations located in North America and the Pacific region.

     The consideration for all outstanding shares, including direct acquisition costs amounted to EUR 1,911 million (NOK 14,9 billion). In addition, interest bearing debt of EUR 703 million (NOK 5,5 billion) and pension commitments of approximately EUR 410 million (NOK 3.2 billion) was assumed. The acquisition was financed by Hydro’s cash holdings.

     Assets acquired and liabilities assumed in the VAW acquisition have been recorded at estimated fair value. Excess values are for the most part allocated to tangible fixed assets. The allocation did not indicate material goodwill in the transaction. Because VAW’s inventories have been recorded at estimated fair values as of the time of the acquisition, cost of goods sold was unusually high in the period after acquisition. The effect was approximately NOK 200 million.

Amounts in NOK million

Preliminary allocation of purchase price
Cash and cash equivalents	410
Other current assets	11,597
Property, plant and equipment	16,592
Other non-current assets	6,140
Short-term liabilities	(9,517)
Long-term liabilities	(10,022)
Minority interests	(356)

Estimated fair value of net assets of VAW	14,844

In November 2001, an agreement was signed to purchase the French building systems group Technal for a price of EUR 73 million (NOK 580 million) and the assumption of approximately NOK 307 million in debt. The acquisition was completed 25 January, 2002.

2002 Dispositions During 2002, Hydro sold non-core subsidiaries and ownership interests for a total consideration of NOK 2.9 billion. The dispositions resulted in a total pretax gain of NOK 219 million. In September, KFK entered into agreements to sell its Danish feed and grain activities for a total consideration of approximately NOK 2 billion, and its Swedish feed and grain activities for approximately NOK 450 million. The agreements resulted in impairment charges of approximately NOK 150 million. The sale of the Danish activities was completed in December, while the sale of the Swedish activities was completed in January 2003 after approval from competition authorities. In December, Hydro entered into an agreement for the sale of the Flexible Packaging unit for a total consideration of approximately NOK 3 billion. Flexible Packaging was acquired as part of the VAW acquisition in first quarter 2002, and is part of Other activities. The transaction was completed in April 2003.

2001 Dispositions Hydro concluded the sale of Hydro Seafood’s activities based in UK, Hydro Seafood GSP Ltd. The sale resulted in a pretax gain of NOK 418 million. Hydro sold the remainder of its electric power grid in Norway, resulting in a pretax gain of NOK 179 million.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Pro Forma Information (Unaudited)

The following unaudited pro forma information has been prepared assuming VAW was acquired as of the beginning of 2002.

Amounts in NOK million	2002

Assets	207,211
Amounts in NOK million	2002

Operating revenues	174,630
Operating income	20,554
Net income	9,125

Earnings per share in NOK	35.30

This pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what the results of operations would have been had the transaction occurred on the date described above. The pro forma information is based on Hydro’s results for 2002. For the period 1 January 2002 to Hydro’s acquisition on 15 March 2002, this pro forma information is based on internal management reports for VAW. For the period previous to Hydro’s acquisition, some accounting principles differ from Hydro’s normal application. For example, VAW used the LIFO (last in, first out) method for inventory valuation. In general, uncertainty related to pro forma information is higher than for historic accounts.

     VAW’s results have been translated into Norwegian kroner at average exchange rates. Pro forma adjustments are made for fair value adjustments for assets and liabilities, depreciation and amortization of these adjustments, finance cost of the acquisition price, and deferred tax related to the above mentioned adjustments. However, no adjustment has been made for the fair valuation of inventories. Significant sales and receivables between the companies are eliminated.

     The effect of the remaining acquisitions and dispositions for 2003 and 2002 is not significant.

3. Consolidated shareholders’ equity

Components of Accumulated Other Comprehensive Income and Related Tax Effects

	31 December, 2003			31 December, 2002			31 December, 2001
Amounts in NOK million	Pretax	Tax	Net	Pretax	Tax	Net	Pretax	Tax	Net

Unrealized gain (loss) on securities	–	–	–	(43)	12	(31)	58	(17)	41
Less: Reclassification adjustment	–	–	–	–	–	–	–	–	–

Net unrealized gain (loss) on securities	–	–	–	(43)	12	(31)	58	(17)	41

Net investment hedge	(462)	129	(333)	1,851	(518)	1,333	124	(35)	89

Cash flow hedge	385	(112)	272	1,441	(405)	1,036	188	(52)	136
Less: Reclassification of hedging gain	(331)	94	(237)	(79)	22	(57)	–	–	–

Net cash flow hedge	54	(18)	35	1,362	(383)	979	188	(52)	136

Minimum pension liability adjustment	(182)	69	(113)	(472)	149	(323)	(553)	156	(397)

Foreign currency translation	4,650	–	4,650	(7,215)	–	(7,215)	(671)	–	(671)
Loss (gain) on companies sold	206	–	206	8	–	8	(123)	–	(123)

Net foreign currency translation	4,856	–	4,856	(7,207)	–	(7,207)	(794)	–	(794)

Total accumulated other comprehensive income	4,266	180	4,445	(4,509)	(740)	(5,249)	(977)	52	(925)

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

Consolidated shareholders’ equity

								Accumulated
Amounts in NOK million	Ordinary Shares issued		Additional	Total		Treasury Stock		other compre-	Total
except number of shares	Norsk Hydro ASA		paid-in	paid-in	Retained	Norsk Hydro ASA		hensive	shareholders’
in thousands	Number	Amount	capital	capital	earnings	Number	Amount	income	equity

Balance 31 December, 2000	266,597	5,332	15,059	20,391	51,647	(6,610)	(2,224)	1,413	71,227

Net income 2001					7,892				7,892
Dividend declared and paid (NOK 9.50 per share)					(2,470)				(2,470)
Net unrealized gain on securities								41	41
Minimum pension liability								(397)	(397)
Hedge of net investment								89	89
Cash flow hedges								136	136
Purchase of treasury stock						(2,959)	(1,155)		(1,155)
Treasury stock reissued to employees			16	16		351	122		138
Treasury stock reissued for acquisition of shares in Hydro Asia Pacific			(5)	(5)		256	90		85
Foreign currency translation					1			(794)	(793)

Balance 31 December, 2001	266,597	5,332	15,070	20,402	57,070	(8,962)	(3,167)	488	74,793

Net income 2002					8,765				8,765
Dividend declared and paid (NOK 10.00 per share)					(2,576)				(2,576)
Net unrealized gain on securities								(31)	(31)
Minimum pension liability								(323)	(323)
Hedge of net investment								1,333	1,333
Cash flow hedges								979	979
Treasury stock reissued to employees			18	18		326	116		134
Foreign currency translation					1		(1)	(7,207)	(7,207)

Balance 31 December, 2002	266,597	5,332	15,088	20,420	63,260	(8,636)	(3,052)	(4,761)	75,867

Net income 2003					10,968				10,968
Dividend declared and paid (NOK 10.50 per share)					(2,711)				(2,711)
Net unrealized gain on securities									–
Minimum pension liability								(113)	(113)
Hedge of net investment								(333)	(333)
Cash flow hedges								35	35
Purchase of treasury stock						(1,484)	(555)		(555)
Treasury stock reissued to employees			(17)	(17)		235	83		66
Foreign currency translation					(1)		1	4,856	4,856

Balance 31 December, 2003	266,597	5,332	15,071	20,403	71,516	(9,885)	(3,523)	(316)	88,080

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA had authorized and issued 266,596,650 ordinary shares having a par value of NOK 20 per share for the years ended 31 December, 2003, 2002, and 2001. As of 31 December, 2003, 9,884,650 shares were treasury stock resulting in 256,712,000 outstanding ordinary shares (for 2002 257,960,532 outstanding ordinary shares). In 2004, an extraordinary General Meeting approved a capital reduction by cancellation of 1,484,300 treasury shares acquired in 2003 as part of a buyback program approved by the 2003 Annual General Meeting. These shares were acquired for a market price of NOK 555 million. The General Meeting also authorized the redemption of 1,157,922 shares owned by the Norwegian State. The cancellation and redemption were completed on 17 March, 2004. In addition the general meeting authorized the demerger of Norsk Hydro ASA, resulting in reduction of the nominal value of each Hydro share from NOK 20 to NOK 18.30. Each shareholder received one share in the newly established Yara International ASA, with a par value of 1.70 for each Hydro share. The demerger was completed on 24 March, 2004. Remaining treasury stock may be used as consideration in connection with commercial transactions or share schemes for the employees and representatives of the Corporate Assembly and the Board of Directors. In 2003, Hydro sold 235,768 shares of its treasury stock to employees for a price of NOK 66 million. The weighted average number of outstanding shares for the year ended 31 December, 2003 was 257,528,511.

4. Stock-based Compensation

Hydro has four stock-based compensation plans, the Executive Share Option Plan established in 2001, the Executive Share Option Plan established in 2002, the Executive Share Option Plan established in 2003, all of which requires cash settlement, and a subsidized share purchase plan for permanent employees in the parent company and Norwegian subsidiaries owned more than 90 percent by Hydro.

     The Executive Share Option Plans are variable plans that relates to options granted to approximately 30 persons in Hydro’s top management including the president and CEO, persons in the corporate management board and others. During 2003, 99,500 options were granted. The options are vesting over a three-year performance period beginning in July 2003. During 2002, 111,000 options were granted. The options are vesting over a three-year performance period beginning in July 2002. During 2001, 92,000 options were granted. The options are vesting over a three-year performance period beginning in May 2001. The options vesting schedule is based on shareholder return, as defined in the Plan. If shareholder return is less than 12 percent, none of the options vest. If the shareholder return achieved is between 12 percent and 20 percent the corresponding percentage of options that vest increases linearly between 20 percent and 100 percent. The options are exercisable for two years following the three-year performance period. If exercised, the option holder will receive a cash bonus equal to the difference between the market price of the shares, and the exercise price. All the options authorized for the three plans have been granted.

     During 1999, 165,000 options were granted under the 1999 Plan at an exercise price of NOK 367.50. This plan expired at the end of 2002. During 2001, in addition to the Executive Share Option Plan 2001, 3,500 options were exercised under the 1999 plan. During 2002, a total of 3,300 options were exercised, and 158,200 options expired. Activity for 2003 is as follows:

		Average
Options	Number of	Strike price
outstanding	shares	(in NOK)

31 December, 2002	203,000	374.80
Granted	99,500	351.50
Exercised	–	–
Expired	–	–

31 December, 2003	302,500	367.14

Options exercisable:
31 December, 2002	–	–
31 December, 2003	–	–

As of 31 December, 2003, 99,500 options related to the Executive Share Option plan 2003, with an exercise price of NOK 351.50 were outstanding with a remaining contractual life of 4.5 years, none of which were exercisable. In addition, 111,000 options related to the Executive Share Option Plan 2002, with an exercise price of NOK 361.90 were outstanding with a remaining contractual life of 3.5 years, none of which were exercisable. 92,000 options, related to the Executive Share Option Plan 2001, with an exercise price of NOK 390.40 were outstanding with a remaining contractual life of 2.3 years, none of which were exercisable.

     Hydro also has a subsidized share-purchase plan for employees in Norway. Under this plan Hydro’s employees in Norway receive a NOK 1,500 share-purchase rebate to purchase shares of Norsk Hydro, which corresponds to a 20% discount from the market price. If shareholder return, as defined by the plan, meets or exceeds 12 percent in the period from 1 January to 31 December (the measurement period), employees receive an additional rebate of NOK 4,500 for a total of NOK 6,000, which corresponds to a 50 percent discount from the market price.

     At 31 December 2003, the 12 percent performance target was met for the 1 January 2003 to 31 December 2003 measurement period, consequently the rebate for this award will be NOK 6,000 or 50 percent. Shares have been offered to the employees under this plan after completion of the demerger of Norsk Hydro ASA. Following the demerger in March 2004, the exercise price for all existing plans has been adjusted to 91.5 percent of the original price, corresponding to the demerger ratio.

     In 2002, Hydro modified the measurement period for the share-purchase plan for Norwegian employees so that the period would run from 1 January 2002 to 31 December 2002. 2002 was a transitional year, with the old scheme running from 1 June 2001 to 31 May 2002 and the new scheme running from 1 January 2002 to 31 December 2002. The performance target was not met for the 1 January 2002 to 31 December 2002 measurement period, consequently the rebate for this award was NOK 1,500 or 20 percent. In April 2003, 235,768 shares were awarded to employees at a per share price of NOK 223.92. Compensation expense recognized related to this award amounted to NOK 13 million. The performance criteria was met for the 1 June 2001 to 31 May 2002 measurement period. In July 2002, 323,060 shares were awarded to employees at a per share price of NOK 205.15. Compensation expense recognized in 2002 related to this award amounted to NOK 73 million.

     The performance criteria was met for the 2000-2001 measurement period. In June 2001, 347,474 shares were awarded to employees at a per share price of NOK 196.90. Compensation expense recognized in 2001 related to this award was approximately NOK 68 million.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

For six individuals who were transferred to Yara in the 2004 demerger, the vesting period for their 30,000 options ended at completion of the demerger. The options may be exercised at completion date, or over a six month period from the demerger completion, provided that the plan performance target is met at exercise date or, if earlier, when the ordinary performance period expires. If exercised after the completion date, the options’ strike price will be adjusted to 91.5 percent of the original price, corresponding to the demerger ratio.

5. Operating and geographic segment information

Operating segments are components of a business that are evaluated regularly by dedicated senior management utilizing financial and operational information prepared specifically for the segment for the purpose of assessing performance and allocating resources. Generally, financial information is required to be disclosed on the same basis that is used internally enabling investors to see the Company through the eyes of management.

     Hydro’s operating segments are managed separately and each operating segment represents a strategic business area that offers different products and serves different markets. Hydro’s operating segments are the three business areas Oil & Energy, Aluminium and Agri. The operating units reporting directly to the business areas are called sectors. Sectors represent various businesses within each of the business areas, and their results are reviewed by the business area management. For reporting purposes, the business areas are divided into sub-segments, each of which comprises one or more sectors. Sub-segments are not operating units, but their results are presented in order to illustrate the results of upstream and downstream activities within a value chain of Hydro’s vertically integrated activities.

     Oil & Energy consists of Exploration and Production, and Energy and Oil Marketing. Exploration and Production is responsible for Hydro’s oil and gas exploration, field development, and operation of production and transportation facilities. Energy and Oil Marketing includes Hydro’s commercial operations in the oil, natural gas and power sectors, the operation of Hydro’s power stations as well as marketing and sale of refined petroleum products (gasoline, diesel and heating oil) to retail customers. Energy and Oil Marketing buys and/or markets almost all oil production from Exploration and Production, and sells the equity gas production on a commission basis. From 2003, Hydro’s gas transportation activities (as an owner of interests in the major gas transportation systems on the Norwegian Continental Shelf) are reported as part of Energy and Oil Marketing. Prior periods figures have been reclassified for comparative purposes.

     Aluminium consists of Metals, Rolled Products and Extrusion and Automotive. Metals’ activities include the production of primary aluminium and primary magnesium, aluminium oxide, remelting of metal, and the international trading of aluminium, aluminium products and aluminium oxide. Rolled Products delivers foil, strip, sheet and plate for application in such sectors as packaging, automotive and transport industries, as well as for offset printing plates. Extrusion and Automotive is involved in the manufacture and sale of extruded aluminium products and components for the automotive industry. Hydro’s aluminium activities in North America, including trading activities, is included in Extrusion and Automotive.

     Agri’s main activities are the production and sale of ammonia and fertilizer products, including nitrate fertilizer, complex fertilizer and urea. Most of the production takes place in Europe while trading is done worldwide. In addition, Agri markets numerous products for industrial use which mainly have their origin in Hydro’s ammonia and fertilizer production. Other activities consists of Petrochemicals, Treka AS (previously A/S Korn og Foderstof Kompagniet), VAW Flexible Packaging (sold April 2003) and certain other activities. Petrochemicals is a producer of the plastic raw material polyvinyl chloride (PVC) in Scandinavia and in the UK. Treka’s main activity is production and sale of fish feed, after disposing of activities related to trading of grain, feedstuffs, fertilizers and other agricultural related products in November 2002 and January 2003.

Operating Segment Information

Hydro´s steering model referred to as value-based management, reflects management’s focus on cash flow-based performance indicators, before and after taxes. EBITDA 1) (defined as income/loss before tax, interest expense, depreciation, amortization, write-downs and certain other financial items) is an approximation of cash flow from operations before taxes. EBITDA is considered an important measure of performance for the company’s operational areas and operating segments. EBITDA, in addition to operating income includes financial income, results from non-consolidated investee companies as well as gains and losses on sales of activities classified as “Other Income, (expense) net” in the income statement. It excludes depreciation, write-downs and amortization, as well as amortization of excess values in non-consolidated investee companies.

     Hydro also uses cash return on Gross investment (CROGI) as a measure of annual rate of return on assets employed. CROGI is defined as gross cash flow after taxes, divided by average gross investment 2), while gross cash flow is defined as EBITDA less total tax expense, gross investment is defined as total assets plus accumulated depreciation, amortization and write-downs, minus short-term interest-free debt 3). Hydro manages long-term funding and taxes on a Group basis. Therefore, segment debt is defined as short-term interest free liabilities excluding corporate income taxes payable and short-term deferred tax liabilities.

     Certain segment information such as EBITDA and Gross Investment are non-GAAP measures. Therefore there is no directly corresponding figure in the financial statements. A reconciliation to GAAP measures is included in item 5, “Operating and Financial Review and Prospects” under caption “Non-GAAP Measures of Financial Performance”.

     Intersegment sales and transfers reflect arms length prices as if sold or transferred to third parties. Results of activities considered incidental to Hydro’s main operations as well as unallocated revenues, expenses, liabilities and assets are reported separately under the caption “Corporate and Eliminations”. These amounts principally include interest income and expenses, realized and unrealized foreign exchange gains and losses and the net effect of pension schemes. In additions, elimination of gains and losses related to transactions between the Areas. The accounting policies of the operating segments reflect those described in the summary of significant accounting policies. See Note 1.

1)	EBITDA: Earnings before Interest, Tax, Depreciation and Amortization.
2)	Deferred tax assets are not included in gross investment.
3)	Deferred tax liabilities are not deducted from gross investment.

Hydro Annual Report 2003
Notes to the consolidated financial statements

	External revenues			Internal revenues			Total operating revenues
Amounts in NOK million	2003	2002	2001	2003	2002	2001	2003	2002	2001

Exploration and Production1)	12,099	10,136	6,992	25,805	22,834	25,434	37,904	32,970	32,426
Energy and Oil Marketing1)	44,308	41,929	41,315	5,062	3,986	4,509	49,370	45,915	45,824
Eliminations2)	(1,576)	(965)	(846)	(25,739)	(22,075)	(25,225)	(27,315)	(23,040)	(26,070)

Hydro Oil & Energy	54,831	51,100	47,461	5,128	4,745	4,719	59,959	55,845	52,180

Metals	26,509	26,025	24,961	13,414	13,621	6,514	39,923	39,646	31,475
Rolled Products	17,825	14,135	4,126	552	655	102	18,377	14,790	4,228
Extrusion and Automotive	24,472	24,186	21,854	57	59	633	24,529	24,245	22,487
Other and eliminations3)	190	162	1	(13,867)	(13,792)	(7,108)	(13,677)	(13,630)	(7,107)

Hydro Aluminium	68,996	64,508	50,942	156	543	141	69,152	65,051	51,083

Hydro Agri	37,828	32,818	36,809	346	530	598	38,174	33,348	37,407

Other activities4)	10,206	17,988	17,714	3,807	3,781	4,647	14,013	21,769	22,361
Corporate and Eliminations2)	(79)	626	73	(9,437)	(9,599)	(10,105)	(9,516)	(8,973)	(10,032)

Total	171,782	167,040	152,999	–	–	–	171,782	167,040	152,999

	Depreciation, depletion			Other operating			Operating income (loss)
	and amortization			expenses			before fin. and other income
Amounts in NOK million	2003	2002	2001	2003	2002	2001	2003	2002	2001

Exploration and Production1)	9,052	8,242	7,240	10,352	11,591	8,276	18,500	13,137	16,910
Energy and Oil Marketing1)	591	764	780	46,111	42,367	42,777	2,668	2,784	2,267
Eliminations2)	–	–	–	(27,290)	(23,066)	(26,070)	(25)	26	–

Hydro Oil & Energy	9,643	9,006	8,020	29,173	30,892	24,983	21,143	15,947	19,177

Metals	1,517	1,117	751	36,113	36,839	30,352	2,293	1,690	372
Rolled Products	650	496	104	17,595	14,589	4,066	132	(295)	58
Extrusion and Automotive	1,247	1,010	895	23,184	23,221	21,820	98	14	(228)
Other and eliminations3)	–	–	–	(13,610)	(13,919)	(7,090)	(67)	289	(17)

Hydro Aluminium	3,414	2,623	1,750	63,282	60,730	49,148	2,456	1,698	185

Hydro Agri	1,133	1,172	1,571	34,241	29,969	33,722	2,800	2,207	2,114

Other activities4)	892	1,100	911	13,535	20,656	21,790	(414)	13	(340)
Corporate and Eliminations2) 5)	11	11	21	(7,800)	(8,960)	(10,000)	(1,727)	(24)	(53)

Total	15,093	13,912	12,273	132,431	133,287	119,643	24,258	19,841	21,083

1)	From 2003, Hydro’s gas transportation activities are reported as part of Energy and Oil Marketing. Prior periods have been reclassified for comparative purposes.
2)	Corporate and Eliminations includes the elimination of the unrealized gains included in Hydro Energy’s results relating to internal sales contracts for power. These eliminations resulted in a charge to Corporate and Eliminations of NOK 141 million in 2003 and a gain of NOK 588 million in 2002.
3)	Other and eliminations includes unrealized gains and losses related to LME contracts with a loss of NOK 49 million in 2003, a gain of NOK 266 million in 2002, and a loss of NOK 50 million in 2001.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

	Equity in net income			Other income (expense), net			EBITDA
	non-consolidated investees
Amounts in NOK million	2003	2002	2001	2003	2002	2001	2003	2002	2001

Exploration and Production1)	29	31	35	–	77	–	27,624	21,593	24,312
Energy and Oil Marketing1)	81	148	32	816	–	179	4,226	3,721	3,292
Eliminations2)	(3)	–	(2)	–	–	–	(24)	26	–

Hydro Oil & Energy	107	179	65	816	77	179	31,826	25,340	27,604

Metals	379	(275)	196	–	–	–	4,298	2,703	1,766
Rolled Products	(14)	7	–	–	–	–	835	258	162
Extrusion and Automotive	68	49	(78)	–	–	(25)	1,432	1,084	632
Other and eliminations3)	–	–	–	–	–	–	(67)	289	(17)

Hydro Aluminium	433	(219)	118	–	–	(25)	6,498	4,334	2,543

Hydro Agri	610	57	330	–	166	(53)	4,748	3,945	4,402

Other activities 4)	83	12	51	162	–	477	1,140	1,044	1,215
Corporate and Eliminations2) 5)	(4)	4	2	(2,190)	(24)	–	(959)	995	1,993

Total	1,229	33	566	(1,212)	219	578	43,253	35,658	37,757

	Gross Cash Flow after Tax			Gross Investment			CROGI6)
Amounts in NOK million	2003	2002	2001	2003	2002	2001	2003	2002	2001

Exploration and Production1)	16,504	13,610	14,097	124,655	115,938	106,382	13.7	12.2	13.7
Energy and Oil Marketing1)	2,436	2,598	2,305	25,734	24,128	22,366	9.8	11.2	10.6
Eliminations2)	(25)	18	–	28	53	(43)	–	–	–

Hydro Oil & Energy	18,915	16,226	16,402	150,417	140,119	128,705	13.0	12.1	13.2

Metals	3,617	2,188	1,651	38,896	34,905	26,330	9.8	7.1	6.0
Rolled Products	792	258	144	12,645	11,937	2,626	6.4	3.5	5.8
Extrusion and Automotive	1,398	1,077	632	18,737	16,846	14,011	7.9	7.0	4.5
Other and eliminations3)	(46)	289	58	79	145	(148)	–	–	–

Hydro Aluminium	5,761	3,812	2,485	70,357	63,833	42,819	8.6	7.1	5.7

Hydro Agri	3,853	3,174	3,669	35,049	30,739	36,513	11.7	9.4	9.6

Other activities 4)	1,096	1,045	1,147	15,828	21,873	22,529	5.8	4.7	4.9
Corporate and Eliminations2)	(2,516)	(1,877)	304	15,937	8,832	28,273	–	–	–

Total	27,109	22,380	24,007	287,588	265,396	258,839	9.8	8.5	9.4

4)	Other activities consist of the following: Petrochemicals, Treka AS (previously A/S Korn- og Foderstof Kompagniet), Flexible Packaging (sold in April 2003), Pronova, the industrial insurance company, Industriforsikring, and Hydro Business Partner.
5)	Corporate and Elimination’s operating income (loss) and EBITDA includes a net periodic pension cost of NOK 1,146 million for 2003, NOK 312 million for 2002, and a credit of NOK 421 million in 2001.
6)	CROGI: Cash Return on Gross Investment, is defined as Gross Cash Flow after Tax divided by Gross Investment. CROGI is measured in percent.

Hydro Annual Report 2003
Notes to the consolidated financial statements

	Current Assets1)		Non-current Assets		Assets1)
Amounts in NOK million	2003	2002	2003	2002	2003	2002

Exploration and Production4)	9,036	8,397	65,191	64,933	74,227	73,330
Energy and Oil Marketing4)	10,398	15,614	15,558	14,456	25,956	30,070
Eliminations	(2,964)	(2,459)	21	25	(2,943)	(2,434)

Hydro Oil & Energy	16,470	21,552	80,770	79,414	97,240	100,966

Metals	10,698	9,517	22,333	19,979	33,031	29,496
Rolled Products	6,524	6,451	12,115	4,464	18,639	10,915
Extrusion and Automotive	7,858	7,852	10,715	9,926	18,573	17,778
Other and eliminations	(1,796)	(1,506)	3	22	(1,793)	(1,484)

Hydro Aluminium	23,284	22,314	45,166	34,391	68,450	56,705

Hydro Agri	13,860	11,473	11,762	11,248	25,622	22,721

Other activities5)	6,015	10,286	4,955	7,508	10,970	17,794
Corporate and Eliminations	16,054	772	293	8,253	16,347	9,025

Total	75,683	66,397	142,946	140,814	218,629	207,211

	Non-consolidated investees,
	investments and advances		Segment debt2)		Investments3)
Amounts in NOK million	2003	2002	2003	2002	20036)	2002

Exploration and Production4)	414	566	6,032	5,046	10,270	14,073
Energy and Oil Marketing4)	1,971	1,400	8,217	13,268	989	622
Eliminations	21	25	(2,965)	(2,485)	–	–

Hydro Oil & Energy	2,406	1,991	11,284	15,829	11,259	14,696

Metals	3,384	2,632	5,596	4,405	3,572	12,728
Rolled Products	1,576	1,428	2,769	1,602	466	7,437
Extrusion and Automotive	827	842	4,975	4,758	1,543	5,153
Other and eliminations	–	–	(1,914)	(1,648)	–	–

Hydro Aluminium	5,787	4,902	11,426	9,117	5,581	25,318

Hydro Agri	2,498	2,089	6,674	5,948	1,127	1,543

Other activities5)	957	1,127	2,710	3,221	852	3,115
Corporate and Eliminations	1,063	1,390	2,641	(4,430)	81	1,044

Total	12,711	11,499	34,735	29,685	18,900	45,716

1)	Current assets and assets excludes internal cash accounts and accounts receivable related to group relief.
2)	Segment debt is defined as short-term interest from liabilities excluding income tax payable and short-term deferred tax liabilities.
3)	Additions to property, plant and equipment plus long-term securities, intangible assets, long term advances and investments in non-consolidated investees.
4)	From 2003, Hydro’s gas transportation activities are reported as part of Energy and Oil Marketing. Prior periods have been reclassified for comparative purposes.
5)	Other activities consists of the following: Petrochemicals, Treka AS (previously A/S Korn- og Foderstof Kompagniet), Flexible Packaging (sold in April 2003), Pronova, the industrial insurance company, Industriforsikring, and Hydro Business Partner.
6)	Includes non-cash increase in investment from effect of change in accounting principle (SFAS 143), of NOK 1,932 million.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

	Assets			Long-lived assets			Investments
Amount in NOK million	2003	2002	2001	2003	2002	2001	20036)	2002	2001

Norway	128,925	116,872	115,838	91,133	88,558	80,871	12,734	17,294	8,630

Germany	20,975	24,402	3,028	12,569	13,146	1,260	903	14,752	141
France	5,685	5,094	6,221	1,832	1,617	1,531	334	922	272
The Netherlands	5,612	3,241	6,396	1,745	1,448	1,126	650	410	439
Sweden	5,488	6,919	7,394	1,748	2,079	1,949	296	512	477
Denmark	4,412	6,460	8,516	2,113	2,182	3,428	355	438	1,000
Great Britain	4,095	4,142	6,563	1,546	1,552	1,826	145	272	200
Italy	3,759	3,279	3,153	1,222	1,036	749	124	499	50
Spain	1,749	1,429	920	658	590	300	47	381	197
Other	2,825	2,208	4,567	928	819	551	158	483	110

Total EU	54,600	57,174	46,758	24,361	24,469	12,720	3,012	18,669	2,886

Other Europe	1,313	1,278	848	946	908	210	55	642	28

Total Europe	184,838	175,324	163,444	116,440	113,935	93,801	15,801	36,605	11,544

USA	5,748	5,894	7,681	2,255	2,457	2,102	390	1,399	312
Asia	5,749	5,465	5,012	3,727	3,621	2,891	360	1,373	805
Other Americas	5,934	5,099	6,584	4,342	3,792	4,286	366	1,290	770
Africa	6,087	5,771	6,126	3,659	3,506	4,176	831	670	1,874
Canada	7,492	7,057	8,908	6,443	6,173	7,149	868	1,794	987
Australia and New Zealand	2,781	2,601	167	2,300	2,255	144	284	2,585	36

Total outside Europe	33,791	31,887	34,478	22,726	21,804	20,748	3,099	9,111	4,784

Total	218,629	207,211	197,922	139,166	135,739	114,549	18,900	45,716	16,328

The identification of assets, long-lived assets and investments is based upon location of operation. Included in long-lived assets are investments in non-consolidated investees; property, plant and equipment (net of accumulated depreciation) and non-current financial assets.

	Operating revenue
Amounts in NOK million	2003	2002	2001

Norway	17,086	18,888	12,758

Great Britain	22,531	18,435	20,787
Germany	20,357	19,348	18,942
France	15,385	14,509	12,155
Sweden	10,828	10,375	11,425
Italy	8,854	7,895	6,801
Spain	6,336	4,798	3,757
The Netherlands	5,313	5,113	3,291
Denmark	2,529	6,002	7,262
Other	9,821	10,347	9,088

Total EU	101,954	96,822	93,508

Switzerland	5,306	6,529	6,063
Other Europe	6,581	6,799	5,529

Total Europe	130,927	129,038	117,858

USA	15,490	14,931	16,584
Asia	9,836	8,978	6,479
Other Americas	7,069	6,198	6,035
Africa	4,200	4,088	4,156
Canada	3,302	3,193	1,419
Australia and New Zealand	958	614	467

Total outside Europe	40,855	38,002	35,141

Total	171,782	167,040	152,999

     Operating revenues are identified by customer location.

Hydro Annual Report 2003
Notes to the consolidated financial statements

6. Restructuring Costs

In October of 2001 Hydro discontinued production of primary magnesium in Norway. As a result, Hydro closed the Porsgrunn magnesium production facilities in March of 2002, and started the clean up and dismantling work. Dismantling and clean-up work is expected to be finalized in 2004. As part of the closure of the magnesium plant facilities, restructuring costs totaling NOK 921 million were recognized at the end of 2001; of this amount, NOK 261 million was charged as an impairment loss on the plant facilities, the remaining NOK 660 million of restructuring costs included termination costs for customer and supplier agreements, work-force reduction costs, and dismantling and clean-up costs. At the same time NOK 40 million related to write down of inventories due to obsolences was expensed. Hydro recorded additional restructuring costs of NOK 59 million related to work-force reduction in 2002. The initial restructuring accrual was reduced by NOK 69 million during 2002 due to the reversal of certain accruals relating to contract termination costs that were lower than originally anticipated.

     The following table summarizes the types and amounts recognized as accrued expenses for the restructuring together with changes in the accrual for the twelve-month period ended 31 December 2002, and the period ended 31 December, 2003.

Amounts in	Demolition	Workforce	Shutdown cost	Contracts
NOK million	cost	severance	of operation	termination	Total

31 December, 2001	316	130	98	116	660
Additions (deductions)1)	–	59	–	(69)	(10)
Payments	(41)	(171)	(98)	(47)	(357)

31 December, 2002	275	18	–	–	293
Payments	(131)	(18)	–	–	(149)

31 December, 2003	144	–	–	–	144

1)	Charged to restructuring costs in the income statement.

7. Operating costs and expenses

Operating costs include research and development, operating lease expense and payroll and related costs as follows:

Amounts in NOK million	2003	2002	2001

Research and development expense	850	815	796

Operating lease expense:1)
Drilling rigs, ships, office space	1,323	1,715	1,489
Office space leased from Hydro’s independent pension trust	210	206	211

Total	1,533	1,921	1,700

Payroll and related costs:
Salaries	15,921	15,561	13,306
Social security costs	2,697	2,398	1,927
Social benefits	687	788	503
Net periodic pension cost (Note 20)	2,480	1,586	1,501

Total	21,785	20,333	17,237

1)	Total minimum future rentals of NOK 7,257 million are due under non-cancelable operating leases as follows (in NOK million): 2004 - 1,188; 2005 - 1,059; 2006 - 921; 2007 - 873; 2008 - 700; and thereafter - 2,516.

Estimating earnings relating to research and development costs incurred is considered impracticable for the years ended 31 December, 2003, 2002, 2001. See also financial review page 82.

8. Financial income and expense

Amounts in NOK million	2003	2002	2001

Interest income	1,147	1,515	2,762
Net gain (loss) on securities	183	(269)	(113)
Dividends received	137	172	198

Interest income and other financial income	1,467	1,418	2,847

Interest expense	(2,912)	(3,189)	(3,721)
Capitalized interest	715	607	685
Net foreign exchange gain (loss)	1,035	3,262	(416)
Other, net	(104)	(163)	(157)

Interest expense and foreign exchange gain (loss)	(1,266)	517	(3,609)

Net financial income (expense), net	201	1,935	(762)

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

9. Other income and expense

For the year 2003, other items resulted in a loss of NOK 1,212 million. The loss included a charge of NOK 2,207 million resulting from new Norwegian tax regulations relating to the removal costs for oil and gas installations on the Norwegian continental shelf. In accordance with earlier regulations, removal costs could not be deducted when calculating taxable income. Instead, the Norwegian state assumed a portion of the removal costs by means of a special removal grant. The new rules permit removal costs to be deducted from taxable income. The amendment resulted in a charge in the second quarter representing the estimated value of expected grants. At the same time, a deferred tax asset representing the value of the new tax deductions, was included as a reduction to the tax provision for the second quarter in the amount of NOK 2,380 million. Further other income consisted of a gain on the sale of Hydro’s share in Skandinaviska Raffinaderi AB, the Scanraff oil refinery of NOK 490 million. The remaining NOK 505 million consisted of a non cash gain from the transfer of the Company’s interest in the Sundsfjord power plant (NOK 326 million), gain on the disposal of Carmeda AB (NOK 139 million) and sale of the Formates activity (NOK 40 million).

     Other income of NOK 219 million in 2002 consisted of a gain on the sale of Hydro’s interest in the oil company Pelican AS with NOK 77 million, the remaining NOK 142 million related primarily to earnings from the divestment of the following activities in the Agri area: KA Rasmussen, parts of the formate activity and the reorganizing of the Vlaardingen operations in the Netherlands into a new joint venture company.

     In 2001, other income and expense of NOK 578 million consisted of: Gain on sale of Hydro Seafood UK of NOK 418 million, gain on sale of transmission grid assets of NOK 179 million, gain on sale of Singapore Polymer Corporation of NOK 59 million, loss on sale of Oleochemicals of NOK 53 million and charges of NOK 25 million relating to the sale of Fundo a.s. in 2000.

10. Income taxes

Amounts in NOK million	2003	2002	2001

Income before taxes and minority interest:
Norway	20,043	17,876	18,763
Other countries	4,433	4,152	2,702

Total	24,476	22,028	21,465

Current taxes:
Norway	13,853	12,766	13,631
Other countries	1,702	1,131	432

Current income tax expense	15,555	13,897	14,063

Deferred taxes:
Norway	(1,568)	(510)	(576)
Other countries	(50)	(109)	263

Deferred tax expense (benefit)	(1,618)	(619)	(313)

Total income tax expense	13,937	13,278	13,750

Components of deferred income tax expense

Amounts in NOK million	2003	2002	2001

Deferred tax expense (benefit), excluding items below	534	654	(230)
Benefits of tax loss carryforwards	57	(495)	2
Tax expense (benefit) allocated to other comprehensive income	180	(740)	52
Effect of tax law changes	(16)	125	78
Non-recurring effect of tax law changes relating to the removal cost for oil and gas installations	(2,380)	–	–
Net change in valuation allowance	7	(163)	(215)

Deferred tax expense (benefit)	(1,618)	(619)	(313)

Reconciliation of Norwegian nominal statutory tax rate to effective tax rate

Amounts in NOK million	2003	2002	2001

Expected income taxes at statutory tax rate1)	6,853	6,168	6,010
Petroleum surtax2)	9,980	8,665	9,138
Uplift benefit2)	(990)	(1,034)	(800)
Hydro-electric power surtax3)	152	217	190
Tax law changes	(16)	125	78
Non-recurring effect of tax law changes relating to the removal cost for oil and gas installations	(2,380)	–	–
Losses and other deductions with no tax benefit	296	517	549
Non-deductible expenses	59	79	28
Foreign tax rate differences	249	127	62
Tax free income	(734)	(363)	(395)
Dividend exclusion	(7)	(60)	(22)
Losses and other benefits not previously recognized	(180)	(581)	(637)
Other, net	655	(582)	(451)

Income tax expense	13,937	13,278	13,750

Effective tax rate	56.9%	60.3%	64.1%

1)	Norwegian nominal statutory tax rate is 28 percent.
2)	Income from oil and gas activities on the Norwegian Continental Shelf is taxed according to the Petroleum Tax Law. This stipulates a surtax of 50 percent after deducting uplift, a special deduction for surtax, in addition to normal corporate taxation of 28 percent.
3)	A surtax of 27 percent is applied to taxable income, with certain adjustments, for Norwegian hydro-electric power plants. The surtax comes in addition to the normal corporate taxation. Tax depreciation, including that from the upward revision of basis under the new law, is deductible for both corporate tax and surtax purposes.

Hydro Annual Report 2003
Notes to the consolidated financial statements

The tax effects of temporary differences and tax loss carryforwards giving rise to deferred tax assets and liabilities were as follows as of 31 December, 2003 and 2002.

	Deferred Tax
	Assets	Liabilities	Assets	Liabilities
Amounts in NOK million	2003	2003	2002	2002

Short-term:
Marketable securities	14	–	93	(11)
Inventory valuation	154	(350)	121	(273)
Accrued expenses	2,059	(1,551)	2,700	(1,127)
Unrealized exchange (gains) losses	119	(282)	80	(80)
Uplift benefit	795	–	844	–
Other	2	(207)	41	(298)
Long-term:
Unrealized exchange (gains) losses	339	(1,016)	156	(1,435)
Property, plant and equipment	7,253	(37,067)	4,007	(31,962)
Capitalized interest	–	(3,575)	–	(3,665)
Exploration drilling costs	–	(2,440)	–	(2,661)
Other non-current assets	371	(713)	147	(630)
Accrued expenses	1,358	(859)	703	(1,047)
Pensions	1,606	(1,535)	1,543	(1,486)
Deferred (gains) losses on sales	229	(1,734)	161	(1,632)
Uplift benefit	1,573	–	1,545	–
Abandonments and decommissioning accruals	3,598	–	871	–
Cash Flow Hedges	–	(452)	–	(425)
Other	648	(1,230)	554	(622)
Total tax loss carryforwards	2,609	–	2,727	–

Subtotal	22,727	(53,011)	16,293	(47,354)

Total valuation allowance	(1,682)	–	(1,900)	–

Gross deferred tax assets and liabilities	21,045	(53,011)	14,393	(47,354)

Deferred income taxes have not been provided for on undistributed earnings of foreign subsidiaries, amounting to NOK 16,838 million, since those earnings are considered to be indefinitely invested. No deferred income taxes have been recognized on undistributed earnings of Norwegian subsidiaries which can be remitted tax-free as dividends.

     At the end of 2003, Hydro had tax loss carryforwards of NOK 8,181 million, primarily in Norway, Germany, Canada, Italy, Jamaica, United Kingdom and Malaysia. Carry forward amounts expire as follows:

Amounts in NOK million

2004	333
2005	173
2006	474
2007	256
2008	135
After 2008	2,921
Without expiration	3,889

Total tax loss carryforwards	8,181

11. Other liquid assets

Amounts in NOK million	2003	2002

Bank time deposits	32	1,161
Marketable equity securities	550	551
Debt securities and other	999	935

Total other liquid assets	1,581	2,647

The net change in unrealized gains on securities for the years ended 31 December 2003, 2002 and 2001 was a net gain of NOK 283 million, a net loss of NOK 259 million and a net loss of NOK 22 million, respectively. Total cost of marketable equity securities and debt securities and other was NOK 1,601 million and NOK 1,822 million as of 31 December, 2003 and 2002, respectively.

12. Inventories

Amounts in NOK million	2003	2002

Finished goods	9,055	8,804
Work in progress	2,626	2,734
Raw materials	5,669	5,694

Total inventories	17,350	17,232

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

13. Non-Consolidated investees

	Hydro	Scanraff	Alunorf	Alunorte	Søral	Alu-	Meridian	Qafco	Noretyl	Other	Total
Amounts in NOK million	Texaco					chemie

Balance 01.01.2002	854	297	–	1,170	600	29	628	1,266	512	4,331	9,687
Investments (sale), net		159	1,468	137			(5)			1,207	2,966
Change in long-term advances, net		145				107				857	1,109
Transfers (to) from other investments										(109)	(109)
Hydro’s share of net income (loss)	115		47	(291)	75	2	19	121	72	109	269
Amortization and write-down			(40)	(21)						(174)	(235)
Dividends and other payments received by Hydro	(1)	(23)			(100)	(3)	(5)	(95)		(187)	(414)
Foreign currency translation and other	(49)	(90)	(47)	(459)			(142)	(290)		(697)	(1,774)

Balance 31.12.2002	919	488	1,428	536	575	135	495	1,002	584	5,337	11,499

Changes in 2003:
Investments (sale), net	66	(343)		58						496	277
Change in long-term advances, net		(330)				323			500	(74)	419
Transfers (to) from other investments										(7)	(7)
Hydro’s share of net income (loss)	116		41	305	92		51	290	62	484	1,441
Amortization and write-down	(66)		(55)	(20)					–	(71)	(212)
Dividends and other payments received by Hydro	(54)		(6)		(99)	(3)	(9)	(121)	(709)	(298)	(1,299)
Foreign currency translation and other	76	185	168	23		5	49	(50)	–	137	593

Balance 31.12.2003	1,057	–	1,576	902	568	460	586	1,121	437	6,004	12,711

Specification of Non-consolidated Investees

				Hydro's current
Amounts	Percentage	Investments in		receivable
NOK million,	owned	and advances		(payable), net
except ownership	by Hydro	to investees		with investees
	2003	2003	2002	2003	2002

Hydro Texaco	50.0%	1,057	919	(61)	(61)
Scanraff	–	–	488	–	12
Alunorte	34.0%	902	536	(116)	(47)
Søral	49.9%	568	575	(137)	(103)
Aluchemie	21.2%	460	135	–	(4)
Meridian	49.0%	586	495	8	62
Qafco	25.0%	1,121	1,002	(378)	(142)
Alunorf	50.0%	1,576	1,428	27	(115)
Noretyl	50.0%	437	584	47	(179)
Others		6,004	5,337	(186)	(127)

Total		12,711	11,499	(796)	(704)

A description of significant investees’ business, majority owners and the nature of related party transactions with Hydro including amounts if material follow:

     Hydro Texaco a.s operates 893 gasoline stations and 162 diesel stations in Norway, Denmark and the Baltics. Hydro and ChevronTexaco Corp. each own 50 percent in the joint venture. Hydro sells and purchases oil related products with the joint venture at market prices. Sales from Hydro Texaco to Hydro amounted to NOK 428 million, NOK 510 million and NOK 558 million in 2003, 2002 and 2001, respectively. Sales from Hydro to Hydro Texaco amounted to NOK 1,003 million, NOK 674 million and NOK 1,194 million in 2003, 2002 and 2001, respectively. Hydro Texaco is part of Energy and Oil Marketing.

     In December 2003, Hydro sold its 25 percent share and its accompanying petroleum stocks at Skandinaviska Raffinaderi AB (Scanraff) in Sweden to the Swedish oil company Preem Petroleum AB. The net result from the transaction was NOK 490 million. After the sale Hydro will meet its requirements for refined products to its Swedish retail marketing by means of a long-term supply agreement at market prices with Preem Petroleum AB.

     Aluminium Norf GmbH (Alunorf) is the world largest rolling mill located in Germany nearby other Hydro facilities. Alunorf is jointly owned by Hydro and Alcan (50 percent each). Hydro’s shares in

Hydro Annual Report 2003
Notes to the consolidated financial statements

Alunorf were part of the VAW acquisition in 2002. Each partner supplies Alunorf with ingots, which are transformed to flat rolled coils and delivered to the partners. Sales from Alunorf to Hydro amounted to NOK 1,301 million in 2003 and NOK 1,941 million in 2002. Hydro sells alloys to Alunorf. Operating revenues from sales to Alunorf were not material to Hydro Aluminium. Alunorf is part of Rolled Products.

     Alumina do Norte do Brasil S.A. (Alunorte) is an alumina refinery located in Brazil. Hydro’s owner share is at present 34 percent. Hydro purchased alumina from Alunorte amounting to NOK 907 million, NOK 433 million and NOK 734 million in 2003, 2002 and 2001, respectively. Alunorte is part of Metals.

     Sør-Norge Aluminium AS (Søral), part of Metals, is a Norwegian primary aluminium manufacturer. Søral sells 50 percent of its production to each major owner at current market prices. The other 50 percent owner of Søral is an unaffiliated company. Sale of aluminium from Søral to Hydro amounted to NOK 949 million, NOK 847 million and NOK 1,018 million in 2003, 2002 and 2001, respectively. Sales from Hydro to Søral amounted to NOK 356 million, NOK 363 million and NOK 350 million in 2003, 2002 and 2001, respectively.

     Aluminium & Chemie Rotterdam B.V (Aluchemie) is an anode producer located in the Netherlands. Hydro’s share is at present 21.21 percent. Hydro purchased anodes from Aluchemie amounting to NOK 285 million in 2003 and NOK 263 million in 2002. Sales from Hydro to Aluchemie amounted to NOK 50 million in 2003 and NOK 47 million in 2002. Aluchemie is part of Metals.

     Meridian Technologies Inc. (Meridian), part of Extrusion and Automotive, is a Canadian company owned 51 percent by Teksid S.p.A. (a subsidiary of the Fiat group) and 49 percent by Hydro. Meridian provides magnesium die-casting products to the automobile industry. Meridian purchases alloyed magnesium from Hydro. Sales from Hydro to Meridian amounted to NOK 198 million, NOK 249 million and NOK 152 million in 2003, 2002 and 2001, respectively.

     Qatar Fertiliser Company S.A.Q. (Qafco) owns and operates a fertilizer complex for which Hydro provided marketing support and technical assistance. Prior to the completion of the demerger Hydro had a 25 percent ownership in Qafco. The remaining 75 percent of Qafco is owned by Qatar Petroleum, which is owned by the State of Qatar. Qafco operates three separate lines for production of ammonia and urea, a fourth is currently under construction. The expansion is scheduled for completion in June 2004. Hydro purchased urea from Qafco amounting to NOK 1,524 million, NOK 944 million, NOK 876 million in 2003, 2002 and 2001, respectively.

     Hydro and Borealis own Noretyl AS as a joint venture (50-50 percent). Noretyl is part of Petrochemicals. Hydro paid processing fees to Noretyl for refining NGL of NOK 245 million, NOK 242 million and NOK 250 million in 2003, 2002 and 2001 respectively.

     Non-consolidated investees split by segment can be found in Note 5.

Non-consolidated investees – 100 percent basis

The following table sets forth summarized unaudited financial information of Hydro’s non-consolidated investees on a 100 percent combined basis. Hydro’s share of these investments, which is also specified below, is accounted for using the equity method.

Income Statement Data (unaudited)

Amounts in NOK million	2003	2002	2001

Operating revenues	33,868	35,204	36,772
Operating income	5,763	4,534	6,507
Income before taxes and minority interest	5,538	1,772	3,475
Net income	4,677	1,240	2,771

Hydro’s share of net income	1,441	269	714

Balance Sheet Data (unaudited)

Amounts in NOK million	2003	2002	2001

Current assets	19,647	14,805	17,205
Non-current assets	39,714	38,218	40,066

Assets	59,361	53,023	57,271

Current liabilities	10,850	9,548	11,589
Non-current liabilities	17,396	16,600	15,321
Minority interest	658	6	27
Shareholders’ equity	30,457	26,869	30,334

Liabilities and shareholders’ equity	59,361	53,023	57,271

Hydro’s investments and advances	12,711	11,499	9,687

14. Prepaid pension, investments and non-current assets

Amounts in NOK million	2003	2002

Goodwill for consolidated subsidiaries, less accumulated amortization	1,133	1,217
Intangible assets, less accumulated amortization	1,799	1,967

Total intangible assets	2,932	3,184

Prepaid pension (Note 20)	5,080	4,989
Available-for-sale securities at fair value1)	19	19
Other investments at cost	2,484	2,948
Non-current assets	3,872	3,941

Total prepaid pension, investments and non-current assets	11,455	11,897

Total1)	14,387	15,081

1)	As of 31 December, 2003 and 2002, available-for-sale securities at cost amounted to NOK 4 million. Unrealized holding gain as of 31 December, 2003 and 2002, was NOK 15 million.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

15. Property, plant and equipment

	Land-based Activities
		Machinery and		Plant under
Amounts in NOK million	Land	Equipment	Buildings	construction	Other	E&P1)	Total

Cost:
Cost 31.12.2002	1,580	59,169	17,017	6,721	774	126,299	211,560
Implementation effect SFAS 143, Asset Retirement Obligations	–	14	–	–	–	1,918	1,932

Cost 1.1.2003 including SFAS 143 implementation	1,580	59,183	17,017	6,721	774	128,217	213,492
Additions at cost	15	1,877	258	5,180	–	8,638	15,968
Retirements	(324)	(3,959)	(940)	(210)	–	(2,692)	(8,125)
Transfers	9	4,703	1,164	(5,878)	–	2	–
Foreign currency translation	174	3,524	736	128	–	1,036	5,598

Balance 31.12.2003	1,454	65,328	18,235	5,941	774	135,201	226,933

Depreciation:
Balance 31.12.2002	–	(34,935)	(8,064)	–	(302)	(55,917)	(99,218)
Implementation effect SFAS 143, Asset Retirement Obligations	–	(2)	–	–	–	(829)	(831)

Accumulated depreciation 1.1.2003 including SFAS 143 implementation	–	(34,937)	(8,064)	–	(302)	(56,746)	(100,049)
Depreciation, depletion and amortization2)	(21)	(4,323)	(655)	–	(37)	(9,113)	(14,149)
Retirements	–	2,186	431	–	–	2,237	4,854
Foreign currency translation and transfers		(1,956)	(291)	–	–	(344)	(2,591)

Balance 31.12.2003	(21)	(39,030)	(8,579)	–	(339)	(63,966)	(111,935)

Net Book Value:
Balance 31.12.2002	1,580	24,234	8,953	6,721	472	70,382	112,342	3)
Balance 31.12.2003	1,433	26,298	9,656	5,941	435	71,235	114,998	3)

1)	Includes land-based activities and transportation systems for Exploration and Production (E&P).
2)	Impairment losses for 2003, 2002 and 2001 were NOK 115 million, NOK 398 million and NOK 396 million, respectively. In 2001, additional impairment losses of NOK 261 million was recorded as restructuring cost. The fair value of the impaired asset was generally estimated by discounting the expected future cash flows of the individual assets. During the three years ended 31 December 2003, impairment was generally indicated as the result of current period cash flow losses, combined with a history of losses, or a significant change in the manner in which the asset is to be used.
3)	Includes NOK 218 million and NOK 173 million related to capital leases for 2003 and 2002 respectively.

Hydro Annual Report 2003
Notes to the consolidated financial statements

16. Goodwill and intangibles

Intangible Assets

	Finite	Indefinite
	Useful	Useful
Amounts in NOK million	Life	Life	Total

Cost:
Cost 31.12.2002	3,284	5	3,289
Additions at cost	111	–	111
Disposals	(175)	–	(175)
Foreign currency translation and transfers	269	–	269
Accumulated amortization 31.12.2003	(2,038)	–	(2,038)

Net book value 31.12.2003	1,451	5	1,456

Amortization of intangibles of NOK 429 million and NOK 397 million was recorded for 2003 and 2002, respectively. In addition, 2003 figures include impairment loss of NOK 43 million.

Estimated amortization expense, in millions of NOK for the next five years is 2004 – 403, 2005 – 315, 2006 – 271, 2007 – 169 and 2008 – 50.

Pro Forma information

The following table reconciles the reported income before taxes and minority interest, reported net income, and reported earnings per share to that which would have resulted for the year ended December 31, 2001 assuming SFAS 142 had been adopted on January 1, 2001.

Amounts in NOK million,
except per share data	2003	2002	2001

Reported income before taxes and minority interest	24,476	22,028	21,465
Goodwill amortization	–	–	178
Pro forma income before taxes and minority interest	24,476	22,028	21,643

Net income	10,968	8,765	7,892
Goodwill amortization (after tax)	–	–	178
Pro forma net income	10,968	8,765	8,070

Reported earnings per share	42.60	34.00	30.50
Goodwill amortization per share	–	–	0.70
Pro forma earnings per share	42.60	34.00	31.20

Goodwill

	Extrusion and
Amounts in NOK million	Automotive	Other	Total

Balance at December 31, 2002	1,018	199	1,217
Adjustments:
Goodwill acquired	26	43	69
Impairment loss	–	(166)	(166)
Currency translation effect	12	24	36
Other	–	(23)	(23)

Balance at December 31, 2003	1,056	77	1,133

Original cost of goodwill for 2003 was NOK 1,809 million. Hydro incurred in 2003 a NOK 166 million goodwill impairment charge in “Other Activities” related to Treka.

17. Bank loans and other interest bearing short-term debt

	Weighted Average
	Interest Rates
Amounts in NOK million	2003	2002	2003	2002

Bank loans and overdraft facilities	3.2%	4.7%	1,735	3,011
Commercial paper	8.5%	3.5%	2	20
Other	2.2%	4.3%	3,832	4,275

Total bank loans and other interest-bearing short-term debt			5,569	7,306

As of 31 December, 2003, Norsk Hydro ASA had unused short-term credit facilities with various banks totalling approximately NOK 3,173 million. The interest rate for withdrawals under these facilities is based on the interbank interest rate for the relevant currency plus a margin depending on the currency.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

18. Other current liabilities

Amounts in NOK million	2003	2002

Accounts payable	17,871	14,732
Income taxes payable	8,155	8,646
Payroll and value added taxes	3,703	3,106
Accrued liabilities	10,811	8,839
Other liabilities	2,350	3,008

Total other current liabilities	42,890	38,331

19. Long-term debt

Substantially all unsecured debenture bonds and unsecured bank loan agreements contain provisions restricting the pledging of assets to secure future borrowings without granting a similar secured status to the existing bondholders and lenders. Certain of the debenture bond agreements contain provisions allowing Hydro to call the debt prior to its final redemption date at certain specified premiums.

Long-term debt payable in various currencies

	Weighted	Denomi-
	Average	nated	Balance
	Interest	Amount	in NOK
Amounts in million	Rates	2003	2003	2002

USD	7.4%	2,935	19,558	20,390
NOK	6.0%	1,580	1,580	2,180
GBP	6.5%	225	2,672	3,641
EUR	6.3%	400	3,362	2,915
Other			21	17

Total unsecured debenture bonds:			27,193	29,143

USD	4.5%	2	10	81
SEK	5.5%	1,000	926	795
EUR	2.5%	69	585	479
Other			215	142

Total unsecured bank loans			1,736	1,497

Capital lease obligations			152	122
Mortgage loans			42	1,400
Other long-term debt			687	698

Outstanding debt			29,810	32,860
Less: Current portion			(1,242)	(1,958)

Total long-term debt			28,568	30,902

As of 31 December, 2003 the fair value of long-term debt, including the current portion, was NOK 34,896 million and the carrying value was NOK 29,810 million.

     Foreign currency swaps are not reflected in the table above. (See Note 24).

Payments on long-term debt fall due as follows

Amounts in	Deben-		Bank		Capital lease
NOK million	tures		loans		and other	Total

2004	1,007		53		181	1,241
2005	505		512		332	1,349
2006	505		94		182	781
2007	5		505		72	582
2008	5		487		33	525
Thereafter	25,166		85		81	25,332

Total	27,193	1)	1,736	2)	881	29,810

1)	Of which Norsk Hydro ASA is responsible for NOK 27,061 million.
2)	Of which Norsk Hydro ASA is responsible for NOK 1,356 million.

Norsk Hydro ASA has entered into long-term committed stand-by credit facility agreements with several international banks for a total amount of USD 2,025 million. Of this amount, USD 350 million expires in 2007, USD 1,450 million in 2009 and the remainder in 2010. There are no borrowings under these facilities as of 31 December, 2003. Average commitment fee on these facilities is 0.15 percent.

20. Employee retirement plans

Pension Benefits

Norsk Hydro ASA and many of its subsidiaries have defined benefit retirement plans that cover substantially all of their employees. Plan benefits are generally based on years of service and final salary levels. Some subsidiaries have defined contribution or multiemployer plans.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Net periodic pension cost
Amounts in NOK million	2003	2002	2001

Defined benefit plans:
Benefits earned during the year, net of participants’ contributions	747	610	543
Interest cost on prior period benefit obligation	1,526	1,314	1,087
Expected return on plan assets	(1,087)	(1,265)	(1,373)
Recognized loss (gain)	326	58	(11)
Amortization of prior service cost	148	145	151
Amortization of net transition asset	(5)	(58)	(57)
Curtailment loss	20	119	117
Settlement loss (gain)	199	(4)	1

Net periodic pension cost	1,874	919	458
Defined contribution plans	36	48	57
Multiemployer plans	39	21	8
Termination benefits and other	531	598	978

Total net periodic pension cost	2,480	1,586	1,501

Change in the additional minimum pension liability included within other comprehensive income	182	472	553

Change in projected benefit obligation (PBO)

Amounts in NOK million	2003	2002

Projected benefit obligation at beginning of year	(23,714)	(17,620)
Benefits earned during the year	(766)	(627)
Interest cost on prior period benefit obligation	(1,526)	(1,314)
Actuarial loss	(1,776)	(2,722)
Plan amendments	(18)	49
Benefits paid	1,001	912
Curtailment loss	(16)	(39)
Settlements	445	8
Special termination benefits	(73)	(187)
Business combinations	–	(2,993)
Divestments	303	6
Inclusion of plans reported in line item “Termination benefits and other” in prior year	(2,131)	–
Foreign currency translation	(962)	813

Projected benefit obligation at end of year	(29,233)	(23,714)

Change in pension plan assets

Amounts in NOK million	2003	2002

Fair value of plan assets at beginning of year	15,122	16,876
Actual return on plan assets	1,880	(1,119)
Company contributions	1,070	648
Plan participants’ contributions	20	17
Benefits paid	(704)	(686)
Settlements	(445)	(8)
Divestments	–	(9)
Inclusion of plans reported in line item “Termination benefits and other” in prior year	1,457	–
Foreign currency translation	319	(597)

Fair value of plan assets at end of year	18,719	15,122

Status of pension plans reconciled to balance sheet

Amounts in NOK million	2003	2002

Defined benefit plans:
Funded status of the plans at end of year	(10,514)	(8,592)
Unrecognized net loss	7,953	6,854
Unrecognized prior service cost	1,344	1,398
Unrecognized net transition asset	–	(6)

Net prepaid (accrued) pension recognized	(1,217)	(346)
Termination benefits and other	(1,460)	(1,516)

Total net prepaid (accrued) pension recognized	(2,677)	(1,862)

Amounts recognized in the balance sheet consist of:
Prepaid pension	5,080	4,989
Accrued pension liabilities	(9,533)	(8,385)
Intangible asset	343	283
Accumulated other comprehensive income	1,433	1,251

Net amount recognized	(2,677)	(1,862)

Plans in which the accumulated benefit obligation exceeds plan assets:

Amounts in NOK million	2003	2002

Projected benefit obligation	15,876	11,075
Accumulated benefit obligation (ABO)	13,658	9,693
Plan assets	6,082	3,380

Weighted-average assumptions used to determine net periodic pension cost

	2003	2002	2001

Discount rate	6.5%	6.7%	7.1%
Expected return on plan assets	7.6%	8.0%	8.0%
Rate of compensation increase	3.4%	2.9%	3.0%

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

Weighted-average assumptions used to determine pension obligation at end of year

	2003	2002

Discount rate	5.8%	6.6%
Rate of compensation increase	3.4%	3.4%

Investment profile plan assets

	2003	2002

Asset category
Equity securities	34%	30%
Debt securities	39%	39%
Real estate	15%	19%
Other	12%	12%

Total	100%	100%

Management of plan assets must comply with applicable laws and regulations in the countries where Hydro provides funded defined benefit plans. Within constraints imposed by laws and regulations, and given the assumed pension obligations and future contribution rates, the majority of assets are managed actively to obtain a long-term rate of return that at least reflects the chosen investment risk.

     Based on the current portfolio of plan assets the expected rate of return on plan assets is determined to be approximately one percentage point above the yield on a portfolio of long-term corporate bonds that receive one of the two highest ratings given by a recognized rating agency.

     Hydro expects to contribute NOK 800 million to its pension plans in 2004.

     In 2003, Hydro performed SFAS 87 valuations for certain defined benefit plans that were reported in line item “Termination benefits and other” in the prior year. The immediate impact of applying SFAS 87 provisions on these plans resulted in an increased projected benefit obligation (PBO) of NOK 2,131 million, and increased pension plan assets of NOK 1,457 million. The difference between the plans’ funded status according to SFAS 87 and what was recognized in the balance sheet, has been offset as unrecognized net loss and unrecognized prior service cost with NOK 537 million and NOK 65 million, respectively. Prior year financial statements have not been restated.

     In 2003, Hydro incurred a settlement loss of NOK 199 million, and in 2002, Hydro incurred a curtailment loss of NOK 119 million. These charges include settlement and curtailment losses resulting from an agreement between Hydro and an external party, to transfer Hydro’s operatorship of certain licenses on the Norwegian continental shelf to the external party, including the transfer of employment for 535 employees, as of 1 January, 2003.

     In 2001, Hydro’s Norwegian activities incurred termination benefit costs of NOK 654 million and a curtailment loss of NOK 116 million. These charges included costs to improve competitiveness for certain Norwegian operations, and curtailment loss resulting from the termination of primary production of magnesium in Norway.

     Effective 1 January, 2000, certain Norwegian plans amended their plan benefit formulas as to provide for indexation of pension benefits. The resulting prior service cost of NOK 1,654 million is being amortized on a straight-line basis over the employees’ average remaining service period.

Other Retirement Benefits

Hydro has unfunded retiree medical and life insurance plans for certain of its employees outside Norway. In 2003, the net periodic post retirement income was NOK 12 million. In 2002 and 2001, the net periodic post retirement cost was NOK 19 million and NOK 46 million, respectively. The post retirement liability was NOK 204 million and NOK 226 million as of 31 December, 2003 and 2002, respectively.

21. Contingencies and other long-term liabilities

Hydro is subject to changing environmental laws and regulations that in the future may require the Company to modernize technology to meet more stringent emissions standards or to take actions for contaminated areas. As of 31 December, 2003 and 2002, Hydro had accrued NOK million 461 and NOK 795 million, respectively, for corrective environmental measures. The corresponding expense was NOK 53 million in 2003 compared to NOK 115 million and NOK 58 million in 2002 and 2001, respectively.

     Hydro’s future expenses for these corrective environmental measures are affected by a number of uncertainties including, but not limited to, the method and extent of corrective action. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that such estimates could be revised in the near term. In addition, conditions which could require future expenditures may be determined to exist for various sites, including Hydro’s major production facilities and product storage terminals. The amount of such future costs is not determinable due to the unknown timing and extent of corrective actions which may be required.

     Hydro is involved in or threatened with various other legal, tax and environmental matters arising in the ordinary course of business. Hydro is of the opinion that resulting liabilities, if any, will not have a material adverse effect on its consolidated results of operations, liquidity or financial position. Total, the operator for the Kharyaga field, has received from the Ministry of Taxes and Revenues of the Russian Federation, a claim for tax and the state’s share of the revenues from oil extracted under the Petroleum Sharing Agreement for the field. Hydros share of the claim is approximately 30 million US dollars. Both Hydro and Total are considering the claim unjustified, and have taken legal actions to get this confirmed as well as to avoid collection of the claim.

     The EFTA Surveillance Authority (“ESA”) has opened a formal investigation procedure against Norway to establish whether or not the former zero-rate electricity tax applicable to Norwegian industry is compatible with the state aid rules of the European Economic Area Agreement (the “EEA Agreement”). From 1 January 2004 the zero-rate is extended to all Norwegian business. ESA advised the Norwegian government that the government may be required to recover asserted state aid from the recipients should ESA find a

Hydro Annual Report 2003
Notes to the consolidated financial statements

measure to be incompatible with the EEA Agreement. The Norwegian government has claimed that the electricity fee system is of a general nature and not covered by the EEA state aid rules. Should ESA decide to order the Norwegian government to recover the value of the zero rate tax for the relevant years, the decision may be appealed to the EFTA Court. We will vigorously oppose, and believe that the Norwegian government will also oppose, any unfavorable decision related to the past. We intend to make use of all remedies available, both at the EFTA and the national level. Although no assurances can be provided as to the ultimate outcome of this matter, our management does not believe that the resolution of this matter will have a material adverse effect on our results of operations or financial position.

Other long-term liabilities

Amounts in NOK million	2003	2002

Insurance premiums and loss reserves	109	842
Accruals abandonment costs and decommissioning costs offshore	–	2,131
Asset retirement obligations (SFAS 143)	5,162	–
Postretirement benefits other than pensions	204	226
Derivatives	335	336
Other	2,194	2,713

Total	8,004	6,248

Effective 1 January, 2003, Hydro adopted SFAS 143 “Accounting for Asset Retirement Obligations”. Hydro’s asset retirement obligations covered by FAS 143 are associated mainly with the removal and decommissioning of oil and gas offshore installations. The obligations are imposed and defined by legal requirements in Norway as well as the OSPAR convention (The Convention for the Protection of the Marine Environment of the North-East Atlantic). The fair value of the obligations is recognized in the balance sheet in the period in which it is incurred, i.e. when the oil- and gas installations are constructed and ready for production, and the obligation amount is adjusted for accretion and estimate changes in subsequent periods until settlement.

Asset Retirement Obligations

Amounts in NOK million

Implementation FAS 143 1.1.2003	4,549
Incurred this year	463
Revisions in estimates	22
Disposals	(30)
Settlements	(83)
Accretions	306
Currency translation	22

Total asset retirement obligations 31.12.2003	5,249

Of which:
Short term asset retirement obligations 31.12.2003	87
Long term asset retirement obligations 31.12.2003	5,162

Pro Forma information

According to the standard, previous years have not been restated. The following table reconciles the reported net income, reported earnings per share and asset retirement obligations to that which would have resulted for the earlier years assuming SFAS 143 had been adopted 1 January 2001.

Amounts in NOK million,
except per share data	2003	2002	2001

Net income	10,968	8,765	7,892
Depreciation change (after tax)	–	(56)	47

Pro forma net income	10,968	8,709	7,939

Reported earnings per share	42.60	34.00	30.50
Depreciation change earnings per share	–	(0.20)	0.20
Pro forma earnings per share	42.60	33.80	30.70

Pro forma Asset Retirement Obligation, 1 January	4,549	4,268	4,028

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

22. Secured debt and guarantees

Amounts in NOK million	2003	2002

Amount of secured debt	42	65

Assets used as security:
Plant and equipment, etc.	57	134
Buildings	54	280
Other	2	13

Total	113	427

Guarantees (off-balance sheet):
Non-consolidated investee debt	54	96
Contingency for discounted bills	85	160
Tax guarantees	1,352	936
Sales guarantees	7,900	3,900
Commercial guarantees	10,545	6,563

Total	19,936	11,655

The amounts in the table above represents the maximum potential amount of future payments related to the guarantees. Guarantees of non-consolidated investee debt relates to guarantees covering credit facilities with external banks. Tax guarantees includes guarantees to tax authorities regarding the non-taxable treatment on gains on internal sales of assets. Gains on such sales could become taxable if certain assets were sold outside the group.

     Guarantees in connection with the sale of companies, referred to as sales guarantees in the table above, reflect the maximum contractual amount that Hydro could be liable for in the event of certain defaults or the realization of specific uncertainties. Hydro has, in addition to what is included in the table above, certain guarantees relating to sales of companies that are unlimited in amount. Hydro believes that the likelihood of any material liability arising from guarantees relating to sales of companies is remote.

     In addition to the sales guarantees discussed above, Hydro has, following the asset exchange between Hydro and Petro-Canada in 1996, guaranteed that the total recoverable reserves attributable to Petro-Canada’s working interest in the Veslefrikk field shall not be less than a certain quantified amount of crude oil. If less, Hydro has an obligation to deliver indemnity volumes to Petro-Canada. During 2002 there was a new evaluation of reserves in accordance with the agreement which resulted in compensation to Petro-Canada. The agreement was renegotiated in 2002 and is open for the possibility of re-evaluating the reserves in 2008, 2014 and at the end of the field’s lifetime. The guarantee does not apply in cases of force majeure, the failure of the operator to comply with good oil field practices, etc. As of 31 December, 2003, the remaining guaranteed volume was 1.2 million Sm3 of crude oil, equivalent to approximately NOK 1,465 million. As of 31 December, 2002, the remaining guaranteed volume was 1.3 million Sm3 of crude oil, equivalent to approximately NOK 1,760 million.

     Commercial guarantees consist of advance payment guarantees, bid bonds, stand-by letters of credit and payment guarantees. Guarantees are issued in the normal course of business. Commercial guarantees are issued mainly by Norsk Hydro ASA on behalf of its subsidiaries. Certain commercial guarantees are obtained from external banks and covered by Norsk Hydro ASA by a counter indemnity guarantee to the external banks. A certain portion of these guarantees are payable on demand while the remainder is dependant upon performance by the guaranteed entity (i.e delivery of goods or services by a vendor). In addition, Hydro would also have recourse in the case of payment made on demand in connection with non performance by a guaranteed entity.

23. Contractual and other commitments for future investments and operations

As of 31 December, 2003:		Investments
Amounts in NOK million	2004	Thereafter	Total

Contract commitments for investments in property, plant and equipment:
Land based	2,596	160	2,756
Oil and gas fields and transport systems	4,927	8,628	13,555

Total	7,523	8,788	16,311

Additional authorized future investments in property, plant and equipment:
Land based	1,283	625	1,908
Oil and gas fields and transport systems	754	11,699	12,453

Total	2,037	12,324	14,361

Contract commitments for other future investments:	589	840	1,429

Additional authorized future investments include projects formally approved for development by the Board of Directors or management given the authority to approve such investments. General investment budgets are excluded from these amounts.

     Hydro has entered into take-and-pay and long-term contracts providing for future payments to secure pipeline and transportation capacity, processing services, raw materials and electricity and steam. In addition, Hydro has entered into long-term sales commitments to deliver goods. This principally relates to obligations to deliver gas from fields on the Norwegian Continental Shelf for a total amount of NOK 155.6 billion.

Hydro Annual Report 2003
Notes to the consolidated financial statements

The non-cancelable future fixed and determinable obligation as of 31 December, 2003 is as follows

Take-and-pay and Long-term contracts

	Transport	Raw	Energy	Sale com-
Amounts in NOK million	and Other	materials	related	mitments

2004	626	4,222	2,462	(10,601)
2005	402	2,973	2,348	(10,236)
2006	739	2,275	2,082	(10,919)
2007	667	1,223	2,335	(11,022)
2008	613	877	2,185	(10,838)
Thereafter	5,141	5,641	18,906	(120,978)

Total	8,188	17,211	30,318	(174,594)

Terms of certain of these agreements include additional charges covering variable operating expenses in addition to the fixed and determinable component shown above, including contracts to purchase 23.5 million tonnes of alumina over the next 26 years where the variable part of the prices are normally linked to the London Metal Exchange quoted prices.

     In addition, Hydro has entered into a contract to purchase 15 million tonnes of ammonia over the next 20 years following commercial production with variable prices referenced to fertilizer publications.

     Hydro has also entered “take-and-pay” and other long terms contracts as part of shareholders agreement in non-consolidated investees, including contracts to purchase 17 million tonnes of alumina over the next 8 years. These commitments are not included in the figures above.

     The total purchases under the take-and-pay agreements and long-term contracts were as follows (in NOK million):

2003 – 5,410; 2002 – 4,511; 2001 – 2,687 and 2000 – 2,523

24. Derivative instruments and risk management

Hydro is exposed to market risks from commodity pricing, currency exchange rates and interest rates. Market risk exposures are evaluated based on a portfolio view in order to take advantage of offsetting positions and to manage risk on a net exposure basis. Mitigating financial and commercial risk exposures through the use of derivative instruments is done only to a limited extent. Such derivative transactions are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. All derivative instruments are reported on the balance sheet at fair value with changes in the fair values of derivative instruments recorded to earnings unless specific hedge criteria are met.

Commodity Price Risk Exposure

A substantial portion of Hydro’s revenue is derived from the sale of commodities such as crude oil, aluminium, and fertilizers. Hydro also produces, purchases and sells natural gas, electricity and petrochemical products. The prices of these commodities can be volatile, creating fluctuations in Hydro’s earnings. The Company’s main strategy to manage this exposure relates to maintaining a strong financial position to be able to meet fluctuations in prices and earnings. Natural hedging positions are established to the extent possible and economically viable. Derivatives are used in special situations to mitigate price movements and to participate in limited speculative trading within strict guidelines defined by management. The following highlights Hydro’s main commodity price risks.

Oil

Hydro produces and sells crude oil and gas liquids. Hydro utilizes futures and swaps to mitigate unwanted price exposure for a portion of its crude oil portfolio production. From time to time financial options are used for the same purpose. At the end of 2003 Hydro has no hedging program in place for the purpose of protecting against the risk of low oil prices.

Natural gas

Hydro is a producer, consumer, buyer and seller of natural gas. The majority of Hydro’s equity gas production is sold to European counterparties based on long-term gas supply contracts. Contract prices are mainly indexed to oil prices. In order to reduce the risk in the natural gas portfolio against unfavorable fluctuations in gas and oil prices, Hydro utilizes instruments such as forwards and swaps to mitigate unwanted price exposures for a portion of its natural gas portfolio. Hydro is also participating in limited speculative trading.

Electricity

Hydro is a producer and consumer of electricity. Hydro’s consumption of electricity exceeds its production both in Norway and in Continental Europe. The deficit is principally covered through long-term purchase contracts with other producers and suppliers to secure electricity in the market for Hydro’s own consumption and delivery commitments.

     In order to manage and hedge the risks of unfavorable fluctuations in electricity prices and production volume, Hydro utilizes both physical contracts and financial derivative instruments such as futures, forwards and options. These are traded either bilaterally or over electricity exchanges such as the Nordic power exchange, “Nord Pool”. Hydro also engages in third party trading by offering power portfolio management services and participating in limited speculative trading.

Aluminium

Hydro is a producer of primary aluminium and fabricated aluminium products. Hydro enters future contracts with the London Metal Exchange (LME) mainly for two purposes. The first is to achieve an average LME price on smelter production. Secondly, because the Company’s downstream business and the sale of third party products are margin businesses, Hydro hedges metal prices when entering into customer and supplier contracts with corresponding future contracts at fixed prices (back-to-back hedging). The majority of these contracts mature within one year. Hydro manages these

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

hedging activities on a portfolio basis, taking LME positions based upon net exposures. Accordingly, it is difficult to meet certain hedge accounting criteria. As a result, aluminium price volatility can result in significant fluctuations in the marked-to-market adjustments for LME positions recorded to operating income.

The following types of commodity derivatives were recorded at fair value on the balance sheet as of 31 December, 2003 and 2002. Contracts that are designated as hedging instruments in cash flow and fair value hedges are not included.

Amount in NOK million	2003	2002

Assets:
Put options, crude oil	–	1
Swaps and futures, crude oil	2	44
Electricity contracts	1,171	1,935
Natural gas contracts	218	457
Futures, swaps and options, Aluminium	286	543
Forwards, urea	10	–

Total Commodity Derivative Assets	1,687	2,980

Liabilities:
Swaps and futures, crude oil	2	32
Electricity contracts	620	1,123
Natural gas contracts	201	440
Futures, swaps and options, Aluminium	172	214

Total Commodity Derivative Liabilities	995	1,809

The presentation of fair values for electricity and natural gas contracts shown in the table above includes the fair value of derivative instruments such as futures, forwards and swaps in conjunction with fair values of physical contracts.

Foreign Currency Risk Exposure

Prices of many of Hydro’s most important products, mainly crude oil, aluminium, natural gas, fertilizer and magnesium, are either denominated in US dollars or are influenced by movements in the value of other currencies against the US dollar. To reduce the long-term effects of fluctuations in the US dollar exchange rates, Hydro has issued most of its debt in US dollars (as of 31 December, 2003, approximately two thirds of Hydro’s long-term debt is denominated in US dollars). The majority of the remaining long-term debt is denominated in Norwegian kroner, Euro, Swedish kroner, and British pounds.

     Hydro employs foreign currency swaps and forward currency contracts to modify the currency exposures for Hydro’s long-term debt portfolio. Foreign currency swaps allow Hydro to raise long-term borrowings in one currency and swap them into another with lower funding costs rather than borrowing directly in the second currency. Forward currency contracts are entered into to safeguard cash flows for forecasted future transactions or to cover short-term liquidity needs in one currency through excess liquidity available in another currency.

     Hydro also incurs cost related to production, distribution and marketing of products in a number of different currencies related to the countries of operation. As a result, the effects of changes in currency rates on the translation of local currencies into Norwegian kroner for subsidiaries outside of Norway can influence comparative results of operations.

     In order to further mitigate its exposure to foreign currency risk, Hydro has designated a portion of its foreign-denominated long-term debt, including certain related balances in currencies arising from foreign currency swaps and forwards, as hedges of net foreign investments in subsidiary companies. The foreign currency effects of these hedges reflected in the cumulative translation section of shareholders’ equity produced a NOK 333 million after-tax loss during the year ended 31 December, 2003 and NOK 1,333 million after-tax gain during the year ended 31 December, 2002; partly offsetting a foreign currency translation gain of NOK 4,856 million and a loss of NOK 7,207 million in shareholders’ equity for 2003 and 2002 respectively.

The following types of financial derivatives were recorded at fair value on the balance sheet as of 31 December, 2003 and 2002. Currency contracts that are designated as hedging instruments in cash flow hedges are not included.

Amount in NOK million	2003	2002

Assets:
Currency forwards and swaps	980	691

Liabilities:
Currency forwards and swaps	123	188

The currency contracts listed below were outstanding as of 31 December, 2003.

Currency	Nominal	Fair value in	Maturity by nominal
	value in currency	NOK	amount in currency

			Within one
Amount in million			year	Later

Buying currency
AUD	239	1,154	164	75
CAD	156	752	38	118
EUR	251	2,083	195	56
NOK	5,622	5,607	5,622	–
USD	138	793	74	64
Other	–	75	–	–

Selling currency
CAD	(150)	(770)	(150)	–
DKK	(1,070)	(1,203)	(1,070)	–
GBP	(45)	(532)	(45)	–
JPY	(6,692)	(390)	(5,642)	(1,050)
NOK	(978)	(977)	(978)	–
SEK	(1,700)	(1,566)	(1,700)	–
USD	(544)	(3,568)	(381)	(163)
Other	–	(601)	–	–

Hydro Annual Report 2003
Notes to the consolidated financial statements

Interest Rate Exposure

Hydro is exposed to changes in interest rates primarily as a result of borrowing and investing activities used to maintain liquidity and fund its business operations in different currencies. Hydro maintains a high ratio of long-term, fixed-rate debt, as a proportion of its total interest bearing debt, with an even debt repayment schedule. Hydro uses foreign exchange and interest rate swaps from time to time and other derivatives to optimize currency and interest rate exposure. Fair values of interest rate derivatives at 31 December, 2003 and 2002 were immaterial.

Cash Flow Hedges

The expansion project at the Sunndal metal plant increased Hydro’s exposure to commodity prices and foreign currency exchange rates. Accordingly, Hydro has entered into short positions using LME future contracts and US dollar forward contracts to secure an average aluminium price of approximately NOK 14,000 per tonne of a portion of the forecasted sales of primary metal production per year for the period 2003 to 2007. As of 31 December, 2003, Hydro had sold forward about 426,000 tonnes (480,000 tonnes in 2002) of primary aluminium at an average price of approximately US dollar 1,500 per tonne. In addition Hydro has secured the exchange rate against the US dollar at about NOK 9.3 per US dollar for the same tonnage. Gains and losses on these derivatives are recorded to OCI and are to be reclassified into operating revenues when the corresponding forecasted sale of aluminium is recognized. No amount of ineffectiveness was recognized in 2003 and 2002 since the critical terms of the derivatives and the forecasted aluminium sales are substantially similar. A gain after tax of NOK 261 million is expected to be reclassified from OCI into earnings during the period ending 31 December, 2004. A gain after tax of NOK 172 million was reclassified from OCI into earnings during 2003. No amount was reclassified from OCI to earnings during 2002. As of 31 December, 2003 the maximum length of time over which the Company is hedging its exposure to the variability in cash flows is four years.

     In 2003, a major aluminium expansion project at the Alouette plant in Canada increased Hydro’s exposure to Canadian dollar (CAD). Hydro’s investment in the plant is in US dollar however approximately 78 percent of the expected payments for the expansion project in Canada is committed in Canadian dollar. Hydro has entered into currency forward contracts to sell US dollar and buy Canadian dollar as part of a cash flow hedge of forecasted CAD payments for the period 2003-2006. The notional amount of the contracts is approximately CAD 158 million at year end (CAD 206 million at inception of project in 2003) at an average rate of 1.56 CAD per USD. Gains and losses on these derivatives are recorded in OCI and are to be reclassified into earnings in the same periods during which the hedged forecasted transaction affects earnings (that is, when the plant is to be depreciated). No amount of ineffectiveness was recognized in 2003 since the critical terms of the derivatives and the forecasted payments are substantially similar. No amount is expected to be reclassified from OCI into earnings during the period ending 31 December, 2004. As of 31 December, 2003, Hydro is hedging its exposure to the variability in cash flows until March 2006.

     In 2001, Hydro terminated a hedging program that included LME future contracts designated as cash flow hedges of primary aluminium sales for 2001-2003. At 31 December, 2001, the after tax gains on the LME futures of NOK 98 million (USD 13 million) were deferred in OCI. During 2002 a gain after tax of NOK 57 million (USD 7 million) was reclassified from OCI to Operating revenues. During 2003 a gain after tax of NOK 41 million (USD 6 million) was reclassified from OCI to Operating revenues.

Fair Value Hedges

Hydro also has a 10-year commitment with Aluvale to purchase a fixed tonnage of remelt ingot per year. At the end of 2002, Hydro entered into short positions using LME futures to hedge against the fluctuations in the fair value of the purchase commitment due to changes in the LME price of aluminium over the period of 2003 -2006. Gains and losses on these futures contracts are recognized in Operating costs and expenses offsetting the gain and loss recorded for the firm commitment in the same period. The critical terms of the LME futures and the related purchase commitments are essentially the same; as a result no hedge ineffectiveness was reflected in earnings in 2003 and 2002.

The following fair values were recorded on the balance sheet for hedging instruments as of 31 December, 2003 and 2002.

Amounts in NOK million	2003	2002

Assets:
Fair value hedging instruments, aluminium	2	15
Cash flow hedging instruments, aluminium	–	380
Cash flow hedging instruments, currency	1,518	1,102

Total	1,520	1,497

Liabilities:
Cash flow hedging instruments, aluminium	48	–

Total	48	–

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

Fair Value of Derivative Instruments

Fair market values of derivative financial instruments such as currency forwards and swaps are based on quoted market prices. Fair market value of aluminium futures and option contracts are based on quoted market prices obtained from the London Metals Exchange. The fair values of other commodity over-the-counter contracts and swaps are based on quoted market prices, estimates obtained from brokers, and other appropriate valuation techniques. Where long-term physical delivery commodity contracts are recorded at fair value under the requirements of FAS133, such fair market values are based on quoted forward prices in the market and assumptions of forward prices and margins where market prices are not available.

     See Note 19 for fair value information of long-term debt.

Credit Risk Management

Credit risk arising from the inability of a counterparty to meet the terms of derivative financial instrument contracts is generally limited to amounts by which the counterparty’s obligations exceed the obligations of Hydro. It is Hydro’s policy to enter into derivative financial instruments only with banks with pre-approved exposure limits. Hydro’s policy also requires pre-approved exposure limits for financial institutions relating to current accounts, deposits and other obligations. Therefore, counter party risk related to use of derivative financial instruments and financial operations is regarded as limited.

     Hydro also has exposure to credit risk related to derivative commodity instruments. However, this risk is substantially limited since most instruments are settled through commodity exchanges. Hydro limits credit risks relating to derivative commodity contracts that are not traded on exchanges by setting policies for credit ratings and limits for counterparties.

     Concentration of credit risk is not considerated significant since Hydro ´s customers represent various industries and geographic areas.

25. External audit remuneration

Deloitte Statsautoriserte Revisorer AS (Deloitte) is the principal auditor of Norsk Hydro ASA and its Norwegian subsidiaries. Certain portions of audits are performed by Ernst & Young and other firms. The following table shows total audit and non-audit fees for the fiscal years 2003 and 2002.

		Audit	Other
2003		related	non-audit
Amounts in NOK thousand	Audit fees	fees	fees	Tax fees	Total

Deloitte Norway1)	26,257	1,839	8,069	400	36,565
Deloitte Abroad	32,728	2,911	1,863	3,828	41,330

Total Deloitte	58,985	4,750	9,932	4,228	77,895

Ernst & Young	16,998	1,797	7,808	5,198	31,801
Others	11,096	2,941	1,296	2,677	18,010

Total fees	87,079	9,488	19,036	12,103	127,706

		Audit	Other
2002		related	non-audit
Amounts in NOK thousand	Audit fees	fees	fees	Tax fees	Total

Deloitte Norway	19,336	5,092	10,157	485	35,100
Deloitte Abroad	27,588	9,505	14,419	8,915	60,427

Total Deloitte	46,954	14,597	24,576	9,400	95,527

Ernst & Young	15,682	405	4,213	842	21,142
Others	3,735	6,812	554	200	11,301

Total fees	66,371	21,814	29,343	10,442	127,970

1)	Approximately NOK 4 million is related to Agri-demerger

Hydro Annual Report 2003
Notes to the consolidated financial statements

26. Related parties

The Norwegian State owned as of 31 December, 2003 116,832,770 ordinary shares, representing 43.8 percent of the total number of ordinary shares issued, representing 45.5 percent of the shares outstanding as of the same date. There are no different voting rights associated with the ordinary shares held by the State.

Transactions with related parties

On March 19, 2002, Hydro entered into an agreement with the Norwegian State to purchase interests in eight oil and gas licenses on the Norwegian continental shelf. This transaction increased Hydro’s interests in the Oseberg, Tune and Grane fields, where Hydro is operator, to 34, 40 and 38 percent, respectively. The transaction was completed and is reflected in Hydro’s operating results from the acquisition date of May 10, 2002. The agreement was effective from January 1, 2002. However, net cash flows relating to these operations prior to the acquisition date have been allocated as a reduction of the purchase price. Hydro paid NOK 3.45 billion for the license interests.

     Transactions with non-consolidated investees are described in Note 13 Non-Consolidated Investees.

Members of the board of directors are elected for two year terms. Their rights and obligations as board members are solely and specifically provided for in the Company’s articles of association and Norwegian law. The Company has no significant contracts in which a board member has a material interest.

     Loans given to members of the Board and their number of shares owned as of 31 December, 2003 are:

	Loans		Number of
	outstanding1) 2)		shares

Egil Myklebust	4,565	3)	4,244
Elisabeth Grieg	–		5,460
Borger A. Lenth	–		144
Geir Nilsen	118		27
Anne Cath. Høeg Rasmussen	–		1,014
Odd Semstrøm	45		101
Steinar Skarstein	–		172

1)	Amounts in NOK thousands
2)	All loans to directors and executive officers (members of the corporate management board) were entered into prior to 30 July 2002. Hydro has not materially modified or renewed any of the loans extended to or for its directors or executive officers since that date.
3)	In October 2000, an interest-only loan of NOK 2,200,000 was given. The interest rate as of 31 December 2003 was 3.75 percent. In addition, there is a loan with 26.5 years remaining and with an outstanding amount of NOK 2,115,000 as of 31 December 2003. Other loans of NOK 250,000 carry interest of 4.25 percent. All loans are secured.

Members, observers and deputy members of the corporate assembly owning ordinary shares as of 31 December, 2003 are:

Number of shares

Frank Andersen	99
Frank A. Bakke	884
Erna Flattum Berg	107
Sven Edin	223
Anne-Margrethe Firing	167
Odd Arne Fodnes	144
Billy Fredagsvik	37
Solveig Alne Frøynes	81
Oddny Grebstad	97
Sónia F.T. Gjesdal	166
Westye Høegh	19,000
Kjell Kvinge	171
Sylvi A. Lem	152
Stig Lima	59
Jon-Arne Mo	23
Bjørn Nedreaas	88
Anne Merete Steensland	2,272
Wolfgang Ruch	175
Sven B. Ullring	100
Morten Ødegård	5
Ingar Aas-Haug	26
Kjell Aamot	30
Svein Aaser	1,872

Loans to senior management as of 31 December, 2003 and their ownership of shares and options (see Note 4, page 102) are:

	Loans	Number	Options
	outstanding1) 2)	of shares

Eivind Reiten	–	7,813	30,000
Alexandra Bech Gjørv	–	872	16,000
John O. Ottestad	591	8,210	16,000
Jon-Harald Nilsen	195	242	21,000
Tore Torvund	414	3,584	21,000

Outstanding loan		Loans
particulars:2)	Interest	Repayment	Amount1)

John O. Ottestad	4.25-5.00%	3-13 years	591
Jon-Harald Nilsen	4.25%	8 years	195
Tore Torvund	4.25-5.00%	4-13 years	414

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

27. Supplementary oil and gas information (Unaudited)

Costs Incurred on Oil and Gas Properties

Exploration costs and costs related to property acquisition

	Norway			International			Total
Amounts in NOK million	2003	2002	2001	2003	2002	2001	2003	2002	2001

Capitalized at beginning of year	837	977	874	442	1,749	309	1,279	2,726	1,183
Costs incurred during the year1)	437	662	928	1,172	1,714	1,090	1,609	2,376	2,018
Acquisition cost2)	–	–	–	–	35	1,234	–	35	1,234
Expensed	(437)	(649)	(770)	(1,140)	(2,909)	(630)	(1,577)	(3,558)	(1,400)
Transferred to development	(185)	(78)	(52)	(26)	(25)	(125)	(211)	(103)	(177)
Disposals	(19)	(75)	(3)	(78)	(9)	(124)	(97)	(84)	(127)
Foreign currency translation	–	–	–	20	(113)	(5)	20	(113)	(5)

Capitalized at end of year	633	837	977	390	442	1,749	1,023	1,279	2,726

1)	Capitalized interest related to exploration cost amounted to NOK 9 million in 2003.
2)	2001 mainly related to Africa and USA.

Costs related to Development, Transportation Systems and Other

	Norway			International			Total
Amounts in NOK million	2003	2002	2001	2003	2002	2001	2003	2002	2001

Net book value at beginning of year	61,822	56,711	58,472	7,162	8,117	6,360	68,984	64,828	64,832
Implementation SFAS 143
Assets Retirement Obligation	1,021	–	–	68	–	–	1,089	–	–
Cost incurred during the year3)	7,288	6,923	5,591	1,199	1,299	2,172	8,487	8,222	7,763
Acquisition cost4)	–	5,460	–	–	–	–	–	5,460	–
Transferred from exploration cost	185	78	52	26	25	125	211	103	177
Amortization	(7,525)	(7,278)	(7,098)	(1,589)	(1,275)	(326)	(9,114)	(8,553)	(7,424)
Disposals	(119)	(72)	(306)	(4)	(2)	1	(123)	(74)	(305)
Foreign currency translation	–	–	–	678	(1,002)	(215)	678	(1,002)	(215)

Net book value at end of year	62,672	61,822	56,711	7,540	7,162	8,117	70,212	68,984	64,828

3)	In 2003, NOK 686 million, NOK 281 million and NOK 239 million of development cost related to activities in Angola, Canada and Russia respectively. NOK 236 million and NOK 61 million relates to accruals in Norway and International regarding assets retirement obligations (SFAS 143). This is a result of changes in estimates and new accruals in connection with fields set in production during the year. In 2002, NOK 508 million, NOK 254 million and NOK 501 million of development cost related t o activities in Angola, Canada and Russia respectively. In 2001, NOK 903 million, NOK 742 million and NOK 441 million of development costs related to activities in Angola, Canada and Russia respectively.
4)	In 2002, NOK 5,460 million relates to the aquisition of shares in SDFI.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Results of Operations for Oil and Gas Producing Activities

As required by SFAS 69, the revenues and expenses included in the following table reflect only those relating to the oil and gas producing operations of Hydro.

     The “results of operations” should not be equated to net income since no deduction nor allocation is made for interest costs, general corporate overhead costs, and other costs. Income tax expense is a theoretical computation based on the statutory tax rates after giving effect to the effects of uplift and permanent differences only.

	Norway			International			Total
Amounts in NOK million	2003	2002	2001	2003	2002	2001	2003	2002	2001

Sales to unaffiliated customers	6,672	6,693	5,486	4,061	3,520	1,133	10,733	10,213	6,619
Intercompany transfers	25,531	21,532	24,915	–	–	–	25,531	21,532	24,915

Total revenues	32,203	28,225	30,401	4,061	3,520	1,133	36,264	31,745	31,534

Operating costs and expenses:
Production costs	3,591	3,554	3,494	425	406	206	4,016	3,960	3,700
Exploration expenses	437	649	770	1,140	2,909	630	1,577	3,558	1,400
Depreciation, depletion and amortization	7,378	6,826	6,738	1,597	1,315	360	8,975	8,141	7,098
Transportation systems	1,257	1,629	1,379	125	139	125	1,382	1,768	1,504

Total expenses	12,663	12,658	12,381	3,287	4,769	1,321	15,950	17,427	13,702

Results of operations before taxes	19,540	15,567	18,020	774	(1,249)	(188)	20,314	14,318	17,832
Current and deferred income tax expense	(14,802)	(11,733)	(13,916)	(414)	374	(21)	(15,216)	(11,359)	(13,937)

Results of operations	4,738	3,834	4,104	360	(875)	(209)	5,098	2,959	3,895

Proved Reserves of Oil and Gas

Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are expected to be recovered from undrilled production wells on exploration licenses. Reserves are expected to be revised as oil and gas are produced and additional data become available. International reserves under PSA contracts (production sharing agreement) are shown net of Royalties and Government’s share of Profit Oil.

Hydro Annual Report 2003
Notes to the consolidated financial statements

Norsk Hydro ASA and subsidiaries

Proved Developed and Undeveloped Reserves of Oil and Gas

	Norway			International			Total
	Oil	Natural gas		Oil	Natural gas		Oil	Natural gas
	mmboe1)	billion Sm3 2)	billion cf2)	mmboe1)	billion Sm3 2)	billion cf2)	mmboe1)	billion Sm3 2)	billion cf2)

As of 31 December, 20006)	820	169.7	6,004	156	–	–	976	169.7	6,004

Revisions of previous estimates3)	87	0.3	11	16	–	–	103	0.3	11
Purchase (sale)/exchange of reserves in place4)	(1)	–	–	–	–	–	(1)	–	–
Extensions and new discoveries5)	33	4.6	162	27	–	–	60	4.6	162
Production for the year	(114)	(5.4)	(191)	(6)	–	–	(120)	(5.4)	(191)

As of 31 December, 20016) 7)	825	169.2	5,986	193	–	–	1,018	169.2	5,986

Revisions of previous estimates3)	46	(0.2)	(7)	(19)	–	–	27	(0.2)	(7)
Purchase (sale)/exchange of reserves in place4)	109	12.1	428	–	–	–	109	12.1	428
Extensions and new discoveries5)	20	12.7	449	16	–	–	36	12.7	449
Production for the year	(117)	(6.4)	(227)	(18)	–	–	(135)	(6.4)	(227)

As of 31 December, 20026) 7)	883	187.4	6,629	172	–	–	1,055	187.4	6,629

Revisions of previous estimates3)	59	(8.9)	(315)	(14)	–	–	45	(8.9)	(315)
Purchase (sale)/exchange of reserves in place4)	(2)	–	–	–	–	–	(2)	–	–
Extensions and new discoveries5)	22	36.1	1,278	17	–	–	39	36.1	1,278
Production for the year	(123)	(7.8)	(275)	(21)	–	–	(144)	(7.8)	(275)

As of 31 December, 20036) 7)	839	206.8	7,317	154	–	–	993	206.8	7,317

Proved developed reserves:
As of 31 December, 2000	555	103.0	3,644	33	–	–	588	103.0	3,644
As of 31 December, 2001	564	103.7	3,669	62	–	–	626	103.7	3,669
As of 31 December, 2002	559	124.8	4,416	93	–	–	652	124.8	4,416
As of 31 December, 2003	690	124.8	4,415	88	–	–	778	124.8	4,415

1)	Includes crude oil and NGL/Condensate. 1 Sm3 Oil/Condensate = 6.2898 boe. 1 tonne NGL = 11.9506 boe
2)	Sm3 = Standard cubic meter at 15 degrees Celsius. cf = cubic feet at 60 degrees Fahrenheit. 1 Sm3 gas at 15 degrees Celsius = 35.3826 cubic feet gas at 60 degrees Fahrenheit.
3)	The revision of previous estimates relates to new information from current year´s drilling operations and additional data which is now available.
4)	In 2003 the decrease in reserves was due to sale of shares in the Brage and Njord fields in Norway to Offshore Engineering Resources AS. In 2002 the change in reserves was due to acquisition of SDFI assets and sale of the small field Varg in Norway. In 2001 the decrease was due to the sale of Glitne in Norway.
5)	In 2003, extensions and new discoveries for oil were related to the Oseberg Vestflanken and Oseberg Sør fields in Norway, the Dalia field in Angola and the Mabruk and Murzuq fields in Libya. Extensions and new discoveries for gas were related to the Ormen Lange, Oseberg Vestflanken and Oseberg Sør fields in Norway. In 2002, extensions and new discoveries for oil were related to the Snøhvit and Vigdis fields in Norway, the Hibernia and Terra Nova fields in Canada, the Murzuq field in Libya and the Jasmim field in Angola. Extensions and new discoveries for gas were related to the Snøhvit, Vigdis, Byggve and Skirne fields in Norway. In 2001, extensions and new discoveries for oil were related to the Kristin, Mikkel and Sigyn fields in Norway, Rosa/Lirio and Jasmim fields in Angola. Extensions and new discoveries for gas were also related to the Kristin, Mikkel and Sigyn fields in Norway.
6)	Reserve estimates in Norway are made before royalties of approximately 0.8, 1.6 and 2.1 million barrels of oil equivalents for 2003, 2002 and 2001, respectively.
7)	In 2003, reserve estimates includes 154 million barrels of oil equivalents (boe) outside the Norwegian Continental Shelf, in Canada, Angola, Russia and Libya. In 2002, reserve estimates included 172 million barrels of oil equivalents (boe) outside the Norwegian Continental Shelf, in Canada, Angola, Russia and Libya. In 2001, reserve estimates included 193 million barrels of oil equivalents (boe) outside the Norwegian Continental Shelf, in Canada, Angola, Russia and Libya. The increase in 2003 is dominated by the new reserves in the Dalia field in Angola.

Hydro Annual Report 2003
Notes to the consolidated financial statements

US GAAP Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves

The standardized measure of discounted future net cash flows of Hydro’s proved reserves of oil (including natural gas liquids and condensate) and gas is prepared in compliance with SFAS 69.

     Future net cash flows are based on numerous assumptions which may or may not be realized. The management of Hydro cautions against relying on the information presented because of the highly arbitrary nature of assumptions involved and susceptibility of estimates to change as new and more accurate data become available. The individual components of future net cash flows shown below were computed using prices, production costs, development costs, royalty levels, foreign exchange rates, statutory tax rates and estimated proved reserve quantities at the respective year ends.

Standardized Measure of Discounted Future Net Cash Flows

	Norway			International			Total
Amounts in NOK million	2003	2002	2001	2003	2002	2001	2003	2002	2001

Future cash inflows	372,800	351,200	308,600	28,900	34,800	31,200	401,700	386,000	339,800
Future production costs	(87,800)	(81,000)	(59,600)	(7,000)	(6,400)	(9,400)	(94,800)	(87,400)	(69,000)
Future development costs	(46,000)	(27,200)	(22,800)	(5,300)	(6,300)	(7,700)	(51,300)	(33,500)	(30,500)
Future income tax expense	(172,800)	(175,600)	(166,100)	(3,200)	(6,800)	(3,200)	(176,000)	(182,400)	(169,300)

Future net cash flows	66,200	67,400	60,100	13,400	15,300	10,900	79,600	82,700	71,000
Less: 10% annual discount for estimated timing of cash flows	(28,300)	(26,400)	(27,300)	(4,200)	(4,900)	(4,700)	(32,500)	(31,300)	(32,000)

Standardized measure of dis- counted future net cash flows	37,900	41,000	32,800	9,200	10,400	6,200	47,100	51,400	39,000

Major Sources of Changes in the Standardized Measure of Discounted Future Net Cash Flows

Amounts in NOK million	2003	2002	2001

Net changes in prices and production costs	(800)	23,700	(29,900)
Sales and transfers of oil and gas produced, net of production costs	(30,900)	(26,200)	(27,300)
Extensions, unitizations, discoveries and improved recovery, net of related costs	17,700	5,500	5,700
Purchase/Exchange of interests in fields	–	15,900	–
Sale/Exchange of interests in fields	(100)	(300)	(200)
Changes in estimated development costs	(14,300)	(8,300)	(7,900)
Development costs incurred during the year	7,400	7,600	7,500
Net change in income taxes	8,800	(11,100)	28,900
Accretion of discount	4,300	3,700	4,700
Revisions of previous reserve quantity estimates	3,300	1,900	7,000
Other	300	–	200

Total change in the standardized measure during the year	(4,300)	12,400	(11,300)

Development costs for the years 2004, 2005 and 2006 are estimated to NOK 9,200 million, NOK 10,100 million and NOK 7,800 million respectively.

Average Sales Price and Production Cost per Unit

The following table presents the average sales price (including transfers) and production costs per unit of crude oil and natural gas, net of reductions in respect of royalty payments:

	Norway			International			Total
Amounts in NOK	2003	2002	2001	2003	2002	2001	2003	2002	2001

Average Sales Price1)
crude oil (per barrel)	204.01	194.33	217.32	197.08	193.74	215.03	202.90	194.24	217.20
natural gas (per Sm3)	1.03	0.95	1.21	–	–	–	1.03	0.95	1.21
Average production cost (per boe)	20.80	22.50	23.60	20.20	23.10	38.00	20.70	22.60	24.10

1)	In the years 2003, 2002 and 2001, Hydro has not had any hedging gain or loss that has affected the realized oil and gas prices.